Exhibit 10.2

EXECUTION COPY

[GRAPHIC APPEARS HERE]

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of July 22, 2011

among

YRC WORLDWIDE INC.,

The Lenders Party Hereto,

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

as Administrative Agent

i

SCHEDULES:

Schedule 1.01A — Initial Subsidiary Guarantors
Schedule 1.01C — Pension Fund Entities
Schedule 2.01	— Lenders and Commitments
Schedule 2.06	— Existing Letters of Credit
Schedule 3.11	— Subsidiaries
Schedule 5.01(g)	— Form of Weekly Update to 13-Week Cash Flow Projections
Schedule 6.01	— Existing Indebtedness
Schedule 6.02	— Existing Liens
Schedule 6.02(m)	— Junior Lien Properties
Schedule 6.05(d)	— Asset Sales
Schedule 6.13	— Existing Investments
Schedule 6.18	— Sale and Leaseback Transaction

EXHIBITS:

Exhibit A	— Form of Assignment and Assumption
Exhibit B-1	— [Intentionally Omitted]
Exhibit B-2	— [Intentionally Omitted]
Exhibit C	— Form of Issuing Bank Agreement
Exhibit D	— [Intentionally Omitted]
Exhibit E	— List of Closing Documents
Exhibit F-1	— Form of U.S. Tax Certificate (Non-US Lenders That Are Not Partnerships)
Exhibit F-2	— Form of U.S. Tax Certificate (Non-US Lenders That Are Partnerships)
Exhibit F-3	— Form of U.S. Tax Certificate (Non-US Participants That Are Not Partnerships)
Exhibit F-4	— Form of U.S. Tax Certificate (Non-US Participants That Are Partnerships)
Exhibit G	— IBT MOU

AMENDED AND RESTATED CREDIT AGREEMENT dated as of July 22, 2011 by and among YRC WORLDWIDE INC., a Delaware corporation (the “Borrower”), the LENDERS party hereto and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent.

WHEREAS, (i) the Borrower, certain of its Subsidiaries party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent thereunder, are currently party to the Credit Agreement, dated as of August 17, 2007 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”).

WHEREAS, the Borrower, the Lenders and the Administrative Agent have agreed to enter into this Agreement in order to, among other things, (i) amend and restate the Existing Credit Agreement in its entirety; (ii) re-evidence and restate the “Obligations” under, and as defined in, the Existing Credit Agreement, which shall be repayable in accordance with the terms of this Agreement; (iii) as set forth herein and in accordance with the terms of the Restructuring Agreement, give effect to the Term Loan Exchange and (iv) set forth the terms and conditions governing the Loans and Letters of Credit.

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement or be deemed to evidence or constitute full repayment of such obligations and liabilities, but that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations and liabilities of the Borrower and any of its Subsidiaries outstanding thereunder, which shall, after giving effect to the Term Loan Exchange, be payable in accordance with the terms hereof.

WHEREAS, it is also the intent of the Borrower and the Subsidiary Guarantors to confirm that all obligations under the applicable “Loan Documents” (as referred to and defined in the Existing Credit Agreement) shall continue in full force and effect as modified or restated by the Loan Documents (as referred to and defined herein) and that, from and after the Effective Date, all references to the “Credit Agreement” contained in any such existing “Loan Documents” shall be deemed to refer to this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree that the Existing Credit Agreement is hereby amended and restated as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Credit Agreement” means the Credit Agreement, dated as of July 22, 2011, by and among YRCW Receivables, as borrower, the Borrower, as servicer, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent thereunder, as the same may be amended, amended and restated, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof and all agreements, instruments and other documentation related thereto, in each case as the same may be amended, amended and restated, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“ABL Representative” shall have the meaning set forth in the Intercreditor Agreement.

“ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the greater of (i) the LIBO Rate for such Interest Period and (ii) 3.50%, multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, National Association, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement, as the same may be amended, amended and restated, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day and shall take into account the 3.50% “floor” contained in the definition of “Adjusted LIBO Rate” as applicable. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Borrower Percentage” means, with respect to any Prepayment Event, the percentage equal to 100% minus the Applicable Prepayment Percentage.

“Applicable Prepayment Percentage” means:

(a) with respect to any Asset Sale described in clause (a) of the definition of “Prepayment Event”, 75%;

(b) with respect to any Asset Sale described in clause (b) of the definition of “Prepayment Event”, 75%;

(c) with respect to any event described in clause (c) of the definition of “Prepayment Event”, 50%; and

(d) with respect to any event described in clause (d) of the definition of “Prepayment Event”, 100%.

“Applicable Rate” means, for any day, with respect to any Eurodollar Term Loan, ABR Loan or with respect to the commitment fees payable hereunder, or with respect to any Letter of Credit participation fee under Section 2.13(b), as the case may be, the applicable rate per annum set forth below under the caption “Eurodollar Spread for Eurodollar Term Loans”, “Commitment Fee Rate” or “ABR Spread for Term Loans”, as the case may be:

Eurodollar Spread for Eurodollar Term Loans	Commitment Fee Rate	ABR Spread for Term Loans
6.50%	7.50%	5.50%

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Asset Sale” means any sale, transfer or other disposition by the Borrower or any of its Subsidiaries to any Person (including by way of redemption by such Person) of any asset (including, without limitation, any capital stock or other securities of, or equity interests in, another Person) other than (a) sales of inventory for fair value in the ordinary course of business, (b) sales by the Borrower or any Subsidiary of Permitted Receivables/ABL Related Assets or any interest therein under Permitted Receivables/ABL Facilities or in connection with the Permitted ABS Acquisition on the Effective Date, (c) sales or other dispositions of assets by (i) the Borrower or a Domestic Subsidiary to a Domestic Loan Party or (ii) any Foreign Subsidiary to the Borrower or any of its Subsidiaries, (d) nonexclusive licenses of patents, copyrights, trademarks, trade secrets and other intellectual property to an Affiliate of the Borrower or to third parties in the ordinary course of business consistent with past practices, (e)(i) leases, subleases and terminations and abandonment of any leasehold interest in real property and (ii) granting of easements or rights of way in respect of real property, in each case, in the ordinary course of business consistent with past practices, (f) sales, transfers and other dispositions to the extent that such property is exchanged for credit against the purchase price of similar replacement property in the ordinary course of business, (g) the granting of Liens permitted hereunder, (h) transfers of property subject to casualty or eminent domain and (i) sales, transfers or other dispositions pursuant to the Project Delta Purchase Agreement (as in effect on the Effective Date).

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Debt” means, as of any date of determination thereof, the net present value (discounted according to GAAP at the cost of debt implied in the lease) of the obligations of the lessee for rental payments during the then remaining term of any applicable lease in connection with a Sale and Leaseback Transaction.

“Attributable Receivables Indebtedness” at any time means the principal amount of Indebtedness which (i) if a Permitted Receivables/ABL Facility is structured as a secured lending agreement, constitutes the principal amount of such Indebtedness or (ii) if a Permitted Receivables/ABL Facility is structured as a purchase agreement, would be outstanding at such time under the Permitted Receivables/ABL Facility if the same were structured as a secured lending agreement rather than a purchase agreement.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the US Tranche Revolving Commitments.

“Available Cash” means, as of any date of determination, the sum of (i) Unrestricted Cash in respect of which the Administrative Agent shall have a perfected security interest (subject solely to (x) a Lien in favor of the ABL Representative and (y) Permitted Encumbrances in favor of depositary banks), all as of such date, plus (ii) the amount available for drawing under any Permitted Receivables/ABL Facility as of such date. Available Cash shall be tested on each Business Day based on the daily average as of the end of business for the immediately preceding three (3) Business Days; provided that for the avoidance of doubt, at no time shall any amounts on deposit in the Escrow Accounts or in the Collateralized LC Facility Accounts constitute “Available Cash” for purposes of this definition.

“Available Basket Amount” shall initially be $0, which amount shall be (A) increased (i) on each due date of any mandatory prepayment in respect of Excess Cash Flow (a “Excess Cash Flow Payment Date”), so long as any repayment required pursuant to Section 2.12(e) has been made, by an amount equal to the remainder of Excess Cash Flow for the immediately preceding fiscal year (each an “Excess Cash Flow Payment Period”) multiplied by a percentage equal to 50%, (ii) on the date of receipt by the Borrower after the Effective Date of Net Cash Proceeds from any sale or issuance of Equity Interests by the Borrower or any contribution to the common equity capital of the Borrower, the amount of such Net Cash Proceeds, in each case to the extent not required to prepay the Loans pursuant to Section 2.12(d), (iii) on the date of each such reduction in Investments of the type described below, by the net reduction in Investments made by the Borrower or any Subsidiary after the Effective Date in any Person in reliance on Section 6.13 resulting from principal payments, repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investments and proceeds representing the return of capital (other than Restricted Payments on such Investments) or otherwise, in each case to the extent received in cash or Permitted Investments by the Borrower or any of its Subsidiaries; provided, however, that the amounts described in preceding clause (iii) shall not exceed, in the case of any such Person, the amount of Investments made after the Effective Date in reliance on Section 6.13 (and treated as Investments thereunder) by the Borrower or any Subsidiary in such Person, and (B) reduced on the date (x) any Restricted Payment is made in reliance on Section 6.10, (y) any payment is made in reliance on Section 6.16 or (z) any Investment is made (or deemed made) pursuant to Section 6.13, by the amount of such Restricted Payment, payment or Investment, as the case may be.

“Bank Group Representative” has the meaning set forth in the Intercreditor Agreement.

“Banking Services” means each and any of the following bank services provided to the Borrower or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by the Borrower or any Subsidiary in connection with Banking Services.

“Banking Services Obligations” means any and all obligations of the Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“BofA Lease” means that certain Master Equipment Lease Agreement, dated as of August 6, 2001, by and among Banc of America Leasing & Capital, LLC, any other lessors or creditors thereunder from time to time party thereto and certain of the Loan Parties, including all exhibits, schedules, annexes and assignments in respect thereof, as the same may be amended, amended and restated, restated, supplemented or otherwise modified from time to time.

“Borrower” means YRC Worldwide Inc., a Delaware corporation.

“Borrowing” means Loans of the same Type, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollars in the London interbank market.

“Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

“Capitalized Lease Obligations” means, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles; provided, however, that, for the avoidance of doubt, any obligations relating to a lease that was accounted for by such Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by such Person shall be accounted for as an operating lease and not a Capitalized Lease Obligation.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; (c) the Borrower ceases to own, directly or indirectly, and Control 100% (other than directors’ qualifying shares) of the ordinary voting and economic power of any Loan Party (except in connection with transactions otherwise permitted under this Agreement); or (d) the occurrence of a “Fundamental Change” (as defined in the 6% Convertible Senior Note Indenture); provided that the consummation of the Restructuring Transaction shall not constitute a “Change in Control” for purposes of this Agreement.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of or for the benefit of the Administrative Agent, on behalf of itself and the Holders of Secured Obligations, to secure the Secured Obligations; it being understood and agreed that Collateral does not include the Excluded Property.

“Collateral Agent” means JPMorgan Chase Bank, National Association, in its capacity as Collateral Agent under the Security Agreement and any other Collateral Document.

“Collateral Documents” means, collectively, the Security Agreement, the Security and Collateral Agency Agreement, the Mortgages, the Vehicle Title Custodian Agreement, the Intercreditor Agreement and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, collateral trust agreements, intercreditor agreements or collateral sharing agreements, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether heretofore, now, or hereafter executed by the Borrower or any of its Subsidiaries and delivered to the Administrative Agent, in each case as the same may be amended, amended and restated, restated, supplemented or otherwise modified from time to time.

“Collateralized LC Facility Accounts” means those certain deposit accounts and securities accounts, including all cash, Permitted Investments and investment property contained therein and other proceeds of the foregoing in respect of which the Borrower or any of its Subsidiaries has granted a Lien to secure Indebtedness permitted under Section 6.01(v) to the extent permitted by Section 6.02(p).

“Commitment” means a US Tranche Commitment.

“Consolidated EBITDA” shall mean Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, without duplication, (a) Consolidated Interest Expense, (b) expense for taxes paid or accrued, (c) depreciation (including that applied to the Borrower’s equity method investments), (d) amortization (including that applied to the Borrower’s equity method investments), (e) extraordinary, non-cash charges, expenses or losses incurred other than in the ordinary course of business, (f) non-recurring (including non-recurring and unusual) non-cash charges, expenses or losses (including non-cash impairment charges) incurred other than in the ordinary course of business, (g) non-cash expenses related to stock based compensation or stock appreciation rights, (h) the actual aggregate amount of transaction and restructuring professional fees paid by the Borrower and its Subsidiaries during such four fiscal quarters, (i) to the extent applicable charges, expenses and losses incurred in respect of the transaction consummated pursuant to the Project Delta Purchase Agreement, (j) deferred financing, legal and accounting costs with respect to the Borrower’s indebtedness that are charged to non-interest expense on the Borrower’s income statement, minus, to the extent included in Consolidated Net Income, (k) interest income, (l) income tax credits and refunds (to the extent not netted from tax expense), (m) any cash payments made during such period in respect of items described in clauses (e), (f) or (g) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred, (n) any income or gains resulting from the early retirement, redemption, defeasance, repayment or similar actions in respect of Indebtedness, and (o) extraordinary, unusual or non-recurring income or gains realized other than in the ordinary course of business, all calculated for the Borrower and its Subsidiaries in accordance with GAAP on a consolidated basis.

For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (a) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (b) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect (reasonably satisfactory to the Administrative Agent) thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other Equity Interests of a Person, and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $10,000,000; and “Material Disposition” means any disposition of property or series of related dispositions of property that (i) constitutes (A) assets comprising all or substantially all or any significant portion of a business or operating unit of a business or (B) all or substantially all of the common stock or other Equity Interests of a Person and (ii) yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $10,000,000.

“Consolidated Indebtedness” means, at any time without duplication, the aggregate amount of all Indebtedness (or, (a) if greater, the aggregate face amount of any Indebtedness issued at a discount, (b) with respect to the Senior Notes, the aggregate face amount of the Senior Notes, as applicable, and (c) with respect to any Indebtedness (x) of any Person acquired pursuant to a Permitted Acquisition and not incurred in contemplation of such Permitted Acquisition and (y) with an aggregate face amount that is less than the aggregate stated balance sheet amount of such Indebtedness, the aggregate face amount of such Indebtedness) of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time in accordance with GAAP (including, without limitation, all Loans, Capitalized Lease Obligations and all unpaid drawings in respect of any letters of credit, bankers’ acceptances and similar obligations, but excluding any contingent obligations in respect of any letters of credit and bankers’ acceptances). For the avoidance of doubt, Consolidated Indebtedness includes all Attributable Receivables Indebtedness of the Borrower and its Subsidiaries.

“Consolidated Interest Expense” means, for any period, the sum of the total consolidated interest expense of the Borrower and its Subsidiaries for such period (calculated without regard to any limitations on the payment thereof) plus, without duplication, (a) that portion of Capitalized Lease Obligations of the Borrower and its Subsidiaries representing the interest factor for such period, (b) the interest component of any lease payment under Attributable Debt transactions paid by the Borrower and its Subsidiaries for such period, (c) all commissions, discounts and other fees and charges owed by the Borrower or any of its Subsidiaries with respect to letters of credit, bankers’ acceptances, bank guaranties, letters of guaranty and similar obligations and (d) the interest component of all Attributable Receivable Indebtedness of the Borrower and its Subsidiaries for such period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period (without deduction for minority interests); provided that (a) in determining Consolidated Net Income, the net income of any other Person which is not a Subsidiary of the Borrower or is accounted for by the Borrower by the equity method of accounting shall be included only to the extent of the payment of cash dividends or cash distributions by such other Person to the Borrower or a Subsidiary thereof during such period, (b) the net income of any Subsidiary of the Borrower (other than the Borrower) shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that Subsidiary of that net income is not at the date of determination permitted by operation of its charter or any agreement, instrument or law applicable to such Subsidiary and (c) the net income (or loss) of any other Person acquired by the Borrower or a Subsidiary of the Borrower in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded.

“Contingent Obligation” means, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing any Indebtedness, Capitalized Lease Obligations, or dividends (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contribution Deferral Agreement” means that certain Contribution Deferral Agreement, dated as of June 17, 2009, by and between YRC Inc., USF Holland, Inc., New Penn Motor Express, Inc., USF Reddaway Inc., certain other of the Subsidiaries of the Borrower, the Trustees for the Central States, Southeast and Southwest Areas Pension Fund, the Pension Fund Entities and each other pension fund from time to time party thereto and Wilmington Trust Company, as amended and restated as of the Effective Date pursuant to the terms of Amendment 10 thereto, dated as of April 29, 2011, and all agreements, instruments and other documentation related thereto, all as the same may be amended, amended and restated, restated, supplemented or otherwise modified in accordance with the terms hereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Note Representative” has the meaning set forth in the Intercreditor Agreement.

“Credit Party” means the Administrative Agent, each Issuing Bank or any other Lender.

“Decreased Reporting Condition” means that Available Cash has been equal to or greater than $150,000,000 for a period of twenty (20) consecutive Business Days.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied or waived, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied or waived) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance reasonably satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Deferred Amendment No. 12 Fee” means $31,845,000.

“Deferred Amount” means the aggregate amount of Deferred Interest, Deferred Participation Fees, Deferred Amendment No. 12 Fee, and Deferred Commitment Fee from October 27, 2009 through and including the date immediately prior to the Effective Date, which amount is equal to $168,782,279.13 as of the Effective Date.

“Deferred Amount Conversion” has the meaning set forth in Section 2.01(e).

“Deferred Commitment Fee” means the aggregate amount of commitment fees accrued and owing by the Borrower hereunder that has been deferred in accordance with the terms of this Agreement as in effect immediately prior to the Effective Date, which amount is equal to $2,123,457.04 as of the Effective Date.

“Deferred Interest” means the aggregate amount of interest accrued and owing by the Borrower hereunder that has been deferred in accordance with the terms of this Agreement as in effect immediately prior to the Effective Date, which amount is equal to $80,394,609.05 as of the Effective Date.

“Deferred Participation Fees” means the aggregate amount of participation fees accrued and owing by the Borrower hereunder that has been deferred in accordance with the terms of this Agreement as in effect immediately prior to the Effective Date, which amount is equal to $54,419,213.04 as of the Effective Date.

“Domestic Loan Party” means the Borrower and the Subsidiary Guarantors.

“Domestic Subsidiary” means a Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Exchange” has the meaning set forth in Section 2.01(g).

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided, however, that all convertible Indebtedness, including the 3.375% Contingent Convertible Senior Notes, the 5% Contingent Convertible Senior Notes, the 6% Convertible Senior Notes, the 10% Restructuring Convertible Senior Notes and the 10% New Convertible Senior Notes shall be deemed Indebtedness, and not Equity Interests, unless and until the applicable part of any of such Indebtedness is converted into common stock of the Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Escrow Accounts” means those certain accounts contemplated by (and as defined in) the ABL Credit Agreement in effect as of the Effective Date.

“Escrow Agreements” means those certain escrow agreements contemplated by (and as defined in) the ABL Credit Agreement in effect as of the Effective Date.

“Eurodollar”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Cash Flow” means, for any fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2012), the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization and stock compensation) deducted in arriving at such Consolidated Net Income, (iii) decreases in Working Capital for such fiscal year, and (iv) the aggregate net amount of non cash loss on the disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of asset dispositions that have not yet been used to pay down the Loans), (iii) the aggregate amount of all mandatory prepayments of the Term Loans during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of Long-Term Debt (including the Term Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) increases in Working Capital for such fiscal year, (vi) the aggregate amount of payments in such fiscal year to any Plan, to the extent not already reflected in Consolidated Net Income and (vii) the aggregate net amount of non-cash gain on the disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business).

“Excluded Property” means (a) Specified Receivables Assets, (b) (i) any property to the extent any grant of a security interest therein (A) is prohibited by applicable law or governmental authority or (B) is prohibited by or constitutes a breach or default under or results in the termination of, or requires any consent not obtained under any applicable shareholder or similar agreement or (ii) any lease, license, contract, property right or agreement to which any Grantor is a party or any of its rights or interests thereunder if, and only for so long as, the grant of a security interest shall constitute or result in a breach, termination or default under any such lease, license, contract, property right or agreement, other than in the case of each of clause (i) and (ii), to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-408 of the UCC of any relevant jurisdiction, provided, however, that any portion of any such property, lease, license, contract, property right or agreement shall cease to constitute Excluded Property at the time and to the extent that the grant of a security interest therein does not result in any of the consequences specified above, (c) any motor vehicle (other than tractors, trailers and other rolling stock and equipment) consisting of a personal employee or light vehicle having an individual fair market value not in excess of $40,000 and the perfection of a security interest in which is excluded from the UCC in the relevant jurisdiction; provided, that, this clause (c) shall only exclude such vehicles having an aggregate fair market value of not more than $1,000,000, (d) deposit accounts for the sole purpose of funding payroll obligations, tax obligations or holding funds owned by Persons other than the Grantors, each Escrow Account (until the related Escrow Agreement has been terminated) and the Collateralized LC Facility Accounts and (e) intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under Federal law.

“Excluded Taxes” means, with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient:

(a) income or franchise Taxes imposed on (or measured by) net income by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located;

(b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which the Borrower is located; and

(c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.20(b)), any U.S. Federal withholding Taxes resulting from any law in effect (including FATCA) on the date such Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Lender’s failure to comply with Section 2.18(f), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.18(f).

“Existing Credit Agreement” is defined in the recitals hereof.

“Existing Letters of Credit” has the meaning given to such term in Section 2.06(k).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of the Borrower and its Domestic Subsidiaries directly owns or controls more than 50% of such Foreign Subsidiary’s issued and outstanding Equity Interests.

“First Tier Foreign Insurance Subsidiary” means a First Tier Foreign Subsidiary of the Borrower formed for the purpose of providing insurance primarily to the Borrower and its Subsidiaries.

“5% Contingent Convertible Senior Note Indenture” means the Indenture in respect of 5% Contingent Convertible Senior Notes due 2023, dated as of August 8, 2003 among the Borrower and Deutsche Bank Trust Company Americas, as trustee thereunder, as in effect on the Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“5% Contingent Convertible Senior Notes” means, collectively, (i) the Borrower’s 5% Contingent Convertible Senior Notes due 2023 issued pursuant to the 5% Contingent Convertible Senior Note Indenture and (ii) the Borrower’s 5% Net Share Settled Contingent Convertible Senior Notes due 2023 issued pursuant to the 5% Net Share Settled Contingent Convertible Senior Note Indenture.

“5% Net Share Settled Contingent Convertible Senior Note Indenture” means the Indenture in respect of 5% Net Share Settled Contingent Convertible Senior Notes due 2023, dated as of December 31, 2004 among the Borrower and Deutsche Bank Trust Company Americas, as trustee thereunder, as in effect on the Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including, without limitation, the European Union.

“Grantor” means each Domestic Loan Party or any other Subsidiary which is a party to a Collateral Document.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holders of Secured Obligations” means the holders of the Secured Obligations from time to time and shall include (a) each Lender and each Issuing Bank in respect of its Loans and LC Exposure respectively, (b) the Administrative Agent, the Issuing Banks and the Lenders in respect of all other present and future obligations and liabilities of the Borrower and each Subsidiary of every type and description arising under or in connection with this Agreement or any other Loan Document, (c) each Lender and Affiliate of such Lender in respect of Swap Agreements and Banking Services Agreements entered into with such Person by the Borrower or any Subsidiary, (d) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Borrower to such Person hereunder and under the other Loan Documents, and (e) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“IBT MOU” means the Agreement for the Restructuring of the YRC Worldwide, Inc. Operating Companies, dated September 24, 2010, among YRC Inc., USF Holland, Inc. and New Penn Motor Express , Inc. (collectively, the “Employers”) and the Teamsters National Freight Industry Negotiating Committee (“TNFINC”) (a copy of which is attached hereto as Exhibit G).

“Increased Reporting Condition” means that Available Cash has been less than $150,000,000 for a period of four (4) consecutive Fridays.

“Indebtedness” means, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price (deferred in excess of 90 days) of property or services, (ii) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, bankers’ acceptances, bank guaranties, letters of guaranty and similar obligations issued for the account of such Person and all unpaid drawings in respect thereof, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi), (vii) or (viii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all Capitalized Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, which constitute take-or-pay obligations, (vi) all Contingent Obligations of such Person, (vii) all obligations under any Swap Agreement or under any similar type of agreement, except that if any agreement relating to such obligation provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount thereof, (viii) all Attributable Debt of such Person, (ix) all Attributable Receivables Indebtedness of such Person and (x) the Specified Pension Fund Obligations. Notwithstanding the foregoing, Indebtedness shall not include (i) trade payables and accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person or (ii) any current and undeferred pension contributions or health and welfare contributions due from such Person and/or its applicable Subsidiaries to any Pension Fund Entity.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.

“Initial Subsidiary Guarantor” means each Person listed on Schedule 1.01A.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of July 22, 2011, by and among the Administrative Agent, U.S. Bank National Association (as agent on behalf of the holders of the 10% Restructuring Convertible Senior Notes), U.S. Bank National Association (as agent on behalf of the holders of the 10% New Convertible Senior Notes), Wilmington Trust Company (as agent on behalf of the Pension Fund Entities), the ABL Representative, the Borrower and certain of its Subsidiaries, as the same may be amended, amended and restated, restated, supplemented, modified, restructured, refinanced, replaced, extended or renewed from time to time.

“Interest Coverage Ratio” means, as of the end of any Test Period, the ratio of Consolidated EBITDA at such time to Consolidated Interest Expense paid or payable in cash as of the end of any Test Period.

“Interest Election Request” means a request by the Borrower to convert or continue a Term Loan Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each month, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than one month’s duration, each day prior to the last day of such Interest Period that occurs at intervals of one month’s duration after the first day of such Interest Period and (c) the Maturity Date.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending, as applicable, on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect;

provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” has the meaning assigned to such term in Section 6.13.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means (i) JPMorgan Chase Bank, National Association, Bank of America, N.A., Wells Fargo Bank, National Association and SunTrust Bank and (ii) each other Lender acceptable to the Administrative Agent and the Borrower that has entered into an Issuing Bank Agreement, in each case in its capacity as an issuer of Letters of Credit hereunder, and their respective successors in such capacity as provided in Section 2.06(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference to the “Issuing Bank” herein with respect to a particular Letter of Credit shall mean the Issuing Bank that issued, or is being requested to issue, such Letter of Credit. In all other cases, a reference to the “Issuing Bank” means any Issuing Bank or each Issuing Bank, as the context may require.

“Issuing Bank Agreement” means an agreement in the form of Exhibit C, or in any other form reasonably satisfactory to the Administrative Agent, pursuant to which a Lender agrees to act as an Issuing Bank.

“Jiayu Acquisition” means the acquisition by YRC Logistics Asia Limited of 100% of the equity interests of Shanghai Jiayu Logistics Co., Ltd., pursuant to the terms of that certain Equity Interest Sale and Purchase Agreement dated as of December 20, 2007, by and among YRC Logistics Asia Limited, Guoliang Zhai and Fengjun Qian.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit and (b) the aggregate amount of all LC Disbursements and LC Loans that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its US Tranche LC Exposure.

“LC Loan” means an loan made by the Revolving Lenders to the Borrower in respect of unreimbursed LC Disbursements in accordance with the terms of Section 2.06(e).

“LC Loan Rate” means, with respect to any LC Loan, a rate equal to the Alternate Base Rate plus 5.50%.

“LC Fee Payment Date” has the meaning assigned to such term in Section 2.13(b).

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement, and subject to the requirements of Section 2.06(k), the Existing Letters of Credit.

“Letter of Credit Substitution Event” has the meaning assigned to such term in Section 2.06(b).

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for deposits in Dollars with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which deposits in Dollars in an amount equal to $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means (a) this Agreement, the Subsidiary Guarantee Agreement, any promissory notes delivered pursuant to this Agreement, any Letter of Credit applications, the Restructuring Agreement and the Collateral Documents, and (b) all other agreements, instruments, documents and certificates executed and delivered to, or in favor of or for the benefit of, the Administrative Agent or any Lenders and designated as a “Loan Document”.

“Loan Parties” means, collectively, the Borrower and the Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement (including, without limitation, any LC Loan).

“Long-Term Debt” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Material Adverse Effect” means (a) a material adverse effect on (i) the business, assets, operations or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform any of its obligations under this Agreement or (iii) the rights of or benefits available to the Lenders under this Agreement and the other Loan Documents or (b) a material impairment of a material portion of the Collateral or of any Lien on any material portion of the Collateral in favor of or for the benefit of the Administrative Agent or the priority of such Liens.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower or any Subsidiary in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means March 31, 2015.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of or for the benefit of the Administrative Agent and the Holders of Secured Obligations, on real property of a Loan Party, including any amendment, amendment and restatement, restatement, modification, supplement, extension, renewal or replacement thereto.

“Mortgage Instruments” means such title reports, ALTA title insurance policies (with endorsements), evidence of zoning compliance, property insurance, flood certifications and flood insurance, opinions of counsel, ALTA surveys, appraisals (and, if applicable FEMA form acknowledgements of insurance), environmental assessments and reports, mortgage tax affidavits and declarations and other similar information and related certifications as are reasonably requested by, and in form and substance reasonably acceptable to, the Administrative Agent from time to time.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA with respect to which the Borrower or any of its ERISA Affiliates may have any liability, contingent or otherwise.

“Net Cash Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset pursuant to a Lien that is superior in priority to the Lien of the Administrative Agent and/or the Collateral Agent in respect of such asset, (iii) taxes paid and the Borrower’s reasonable and good faith estimate of income, franchise, sales, and other applicable taxes required to be paid by the Borrower or any Subsidiary in connection with such disposition, the computation of which shall, in each such case, take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits, and tax credit carry forwards, and similar tax attributes, (iv) amounts provided as a cash reserve, in accordance with GAAP, or amounts placed in a funded escrow pledged to the Administrative Agent on behalf of the Holders of Secured Obligations (to the extent such escrow is maintained in the name of a Loan Party and the pledge is permitted pursuant to the term of the related agreements), against any liabilities under any indemnification obligations or purchase price adjustments associated with any disposition, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), and (v) the Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the assets sold (provided that, to the extent such cash proceeds are not so used within 120 days of such asset sale, such cash proceeds shall constitute Net Cash Proceeds).

“Non-Real Estate Asset Sale” means any Asset Sale in respect of assets of the Borrower or any of its Subsidiaries other than a Real Estate Asset Sale.

“Non-US Lender” means a Lender that is not a US Person.

“Non-US Tranche Conversion and Termination” has the meaning set forth in Section 2.01(b).

“Obligations” means the due and punctual payment of (a) the principal of and premium, if any, and interest (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made (or deemed made) to the Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (c) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower under this Agreement and the other Loan Documents.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.20(b)).

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning set forth in Section 9.04(c).

“Participant Register” has the meaning set forth in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Fund Entities” means those entities identified on Schedule 1.01C hereto.

“Permitted ABS Acquisition” means the repurchase by the “Originators” under (and as defined in) the YRRFC Receivables Facility of Receivables and related assets on the Effective Date from YRRFC so long as such Originators substantially contemporaneously sell or otherwise dispose of all such Receivables and related assets to YRCW Receivables pursuant to the terms of the ABL Credit Agreement.

“Permitted Acquisition” means the Jiayu Acquisition.

“Permitted Encumbrances” means:

(a) Liens for unpaid utilities and Liens imposed by law for Taxes, in either case, that are not more than 30 days overdue or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) Liens arising in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security or employment laws or regulations;

(d) Liens securing the performance of bids, tenders, trade contracts, government contracts, leases, statutory obligations, surety and appeal bonds, performance and return of money bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way, use restrictions, minor defects or irregularities in title, reservations (including reservations in any original grant from any government of any water or mineral rights or interests therein) and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and

(g) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits, pooled deposits, sweep accounts or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) cash;

(b) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America) or any member state of the European Union, in each case maturing within one year from the date of acquisition thereof;

(c) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(d) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any commercial bank (which has outstanding debt securities rated as referred to in paragraph (c) above) that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (b) above and entered into with a financial institution satisfying the criteria of clause (d) above;

(f) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (e) above; and

(g) other short-term investments entered into in accordance with normal investment policies and practices of any Foreign Subsidiary consistent with past practices for cash management and constituting investments in governmental obligations and investment funds analogous to and having a credit risk not greater than investments of the type described in clauses (a) through (f) above.

“Permitted Lease Waiver Amount” has the meaning set forth in clause (q) of Article VII.

“Permitted Receivables/ABL Facility” means the receivables facility or facilities created under the Permitted Receivables/ABL Facility Documents, providing for (i) the sale or pledge by the Borrower and/or one or more other Receivables Sellers of Permitted Receivables/ABL Facility Assets (thereby providing financing to the Borrower and the Receivables Sellers) to the Receivables Entity (either directly or through another Receivables Seller), which in turn shall sell, pledge interests in or otherwise grant a Lien on the respective Permitted Receivables/ABL Facility Assets to third-party investors or creditors pursuant to the Permitted Receivables/ABL Facility Documents (with the Receivables Entity permitted to issue investor certificates, purchased interest certificates or other similar documentation evidencing interests in the Permitted Receivables/ABL Facility Assets) in return for the cash used by the Receivables Entity to purchase the Permitted Receivables/ABL Facility Assets from the Borrower and/or the respective Receivables Sellers, or (ii) financing of Receivables (and assets of the type that would otherwise constitute Permitted Receivables/ABL Related Assets) of any Receivables Seller party to the Yellow Receivables Facility as in effect on the Effective Date and pursuant to a refinancing or replacement financing facility permitted in accordance with the terms of this Agreement, in the case of each of clause (i) and (ii) above, as more fully set forth in the Permitted Receivables/ABL Facility Documents. The Yellow Receivables Facility as in effect on the Effective Date shall be deemed to be a “Permitted Receivables/ABL Facility” under this Agreement.

“Permitted Receivables/ABL Facility Assets” means (i) Receivables (whether now existing or arising in the future) of the Borrower and its Subsidiaries which are transferred or pledged to the Receivables Entity pursuant to the Permitted Receivables/ABL Facility and any related Permitted Receivables/ABL Related Assets which are also so transferred or pledged to the Receivables Entity and all proceeds thereof and (ii) loans to the Borrower and its Subsidiaries secured by Receivables (whether now existing or arising in the future) and any Permitted Receivables/ABL Related Assets of the Borrower and its Subsidiaries which are made pursuant to the Permitted Receivables/ABL Facility. The assets securing the Yellow Receivables Facility as in effect on the Effective Date shall be deemed to be “Permitted Receivables/ABL Facility Assets” under this Agreement.

“Permitted Receivables/ABL Facility Documents” means each of the documents and agreements entered into in connection with the Permitted Receivables/ABL Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests or extensions of credit, all of which documents and agreements shall be in form and substance reasonably satisfactory to the Administrative Agent, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as (i) any such amendments, modifications, supplements, refinancings or replacements do not impose any conditions or requirements on the Borrower or any of its Subsidiaries that are more restrictive in any material respect than those in existence immediately prior to any such amendment, modification, supplement, refinancing or replacement, (ii) any such amendments, modifications, supplements, refinancings or replacements are not adverse in any material respect to the interests of the Lenders (it being understood and agreed that any amendment, modification, supplement, refinancing or replacement that releases any Liens held by any Loan Party on the assets of the borrower under any Permitted Receivables/ABL Facility (other than the contemporaneous release of any junior priority Lien in favor of any such Loan Party concurrently with the release of any senior priority Lien under such Permitted Receivables/ABL Facility in accordance with the terms and conditions of any intercreditor agreement reasonably acceptable to the Administrative Agent) shall be deemed to be materially adverse to the Lenders), (iii) to the extent the Intercreditor Agreement shall be amended, modified, supplemented or otherwise replaced in connection with any amendment, modification, supplement, refinancing or replacement of any Permitted Receivables/ABL Facility, such amendment, modification, supplement or replacement intercreditor agreement shall not be less favorable to the Holders of Secured Obligations (taken as a whole) than the Intercreditor Agreement as in effect as of the Effective Date (it being understood that an intercreditor agreement providing for the subordination of Liens granted to the or for the benefit of the Collateral Agent in Receivables and related assets to secure any such refinancing or replacement of any Permitted Receivables/ABL Facility shall not be deemed less favorable so long as the terms of such lien subordination are consistent with the lien subordination terms set forth in the Intercreditor Agreement as in effect on the Effective Date (assuming such lien subordination was applicable to Receivables and related assets)), and (iv) any such amendments, modifications, supplements, refinancings or replacements are otherwise in form and substance reasonably satisfactory to the Administrative Agent. It is understood and agreed that the documentation for the Yellow Receivables Facility delivered to the Administrative Agent on or prior to the Effective Date are satisfactory in form and substance to the Administrative Agent and constitute “Permitted Receivables/ABL Facility Documents” under this Agreement.

“Permitted Receivables/ABL Related Assets” means any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to Receivables and any collections or proceeds of any of the foregoing. The assets subject to the Yellow Receivables Facility as in effect on the Effective Date constitute “Permitted Receivables Related Assets” under this Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Event” means (without duplication):

(a) any Real Estate Asset Sale; or

(b) any Non-Real Estate Asset Sale; or

(c) the issuance of any common stock or other Equity Interests by the Borrower or any Subsidiary (other than (i) common stock or other Equity Interests issued to the employees, directors or officers and other members of management of the Borrower or any Subsidiary in connection with equity incentive plans, (ii) common stock or other Equity Interests issued to the Borrower or any Wholly-Owned Subsidiary, (iii) common stock issued to finance Capital Expenditures and Investments permitted by Section 6.13, (iv) common stock issued pursuant to any permitted convertible Indebtedness and (v) common stock or other Equity Interests, solely to the extent that the Net Cash Proceeds of which are used to repay Indebtedness under the 6% Convertible Senior Notes); or

(d) the incurrence by the Borrower or any Subsidiary of any Indebtedness, other than Indebtedness permitted under Section 6.01.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, National Association as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Project Delta Purchase Agreement” means that certain Equity Interest Purchase Agreement, dated as of June 25, 2010, by and among the Borrower, certain of its Subsidiaries and CEG Holdings, Inc. as in effect on July 28, 2010 and without giving effect to any subsequent modifications thereto that would be materially adverse to the Lenders (it being understood and agreed that any reduction of the purchase price thereunder (whether individually or in the aggregate) in excess of $1,000,000 shall be deemed to be materially adverse to the Lenders).

“RBS Lease” means that certain Master Lease Agreement, dated as of January 17, 2008, by and among RBS Asset Finance, any other lessors or creditors thereunder from time to time party thereto and certain of the Loan Parties, including all exhibits, schedules, annexes and assignments in respect thereof, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Real Estate Asset Sale” means any Asset Sale in respect of real property assets of the Borrower or any of its Subsidiaries.

“Receivables” means all accounts receivable (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance).

“Receivables Entity” means a Wholly-Owned Subsidiary of the Borrower which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as the “Receivables Entity” (a) no portion of the

Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any other Subsidiary of the Borrower (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates the Borrower or any other Subsidiary of the Borrower in any way (other than pursuant to Standard Securitization Undertakings) or (iii) subjects any property or asset of the Borrower or any other Subsidiary of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Borrower nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables/ABL Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Borrower, and (c) to which neither the Borrower nor any other Subsidiary of the Borrower has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of a Financial Officer of the Borrower certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions. On the Effective Date, YRCW Receivables shall be deemed a “Receivables Entity” under this Agreement.

“Receivables Sellers” means the Borrower and those Subsidiary Guarantors that are from time to time party to the Permitted Receivables/ABL Facility Documents.

“Recipient” means, as applicable, (i) the Administrative Agent, (ii) any Lender and (iii) any Issuing Bank.

“Regional Sub-Segments” means each of (i) Holland, (ii) New Penn and (iii) Reddaway.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having US Tranche Revolving Exposures, outstanding principal amount of Term Loans and unused US Tranche Revolving Commitments representing at least 51% of the sum of the total US Tranche Revolving Exposures, aggregate principal amount of Term Loans and unused US Tranche Revolving Commitments at such time.

“Required Revolving Lenders” means, at any time, Lenders having US Tranche Revolving Exposures and unused US Tranche Revolving Commitments representing at least 51% of the sum of the total US Tranche Revolving Exposures and unused US Tranche Revolving Commitments at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary.

“Restructuring Agreement” means that certain letter agreement, dated as of April 29, 2011, by and among the Borrower and the other Loan Parties party thereto, the Administrative Agent and certain of the Lenders, as the same may be amended, amended and restated, restated, supplemented or otherwise modified from time to time.

“Restructuring Transaction” means, collectively, those certain transactions defined in the Restructuring Agreement.

“Revolving Lender” means, as of any date of determination, each Lender that has a US Tranche Revolving Commitment or, if the US Tranche Revolving Commitments have terminated or expired, a Lender with US Tranche Revolving Exposure.

“Revolving Loan Conversion” has the meaning set forth in Section 2.01(d).

“Sale and Leaseback Transaction” means any arrangement, directly or indirectly, whereby a seller or transferor shall sell or otherwise transfer any real or personal property and then or thereafter lease, or repurchase under an extended purchase contract, conditional sales or other title retention agreement, the same or similar property.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Secured Obligations” means all Obligations, together with all Swap Obligations and Banking Services Obligations owing to one or more Lenders or their respective Affiliates.

“Security Agreement” means that certain Amended and Restated Pledge and Security Agreement (including any and all supplements thereto), dated as of July 22, 2011, by and among the Domestic Loan Parties, the Administrative Agent and the Collateral Agent, for the benefit of the Administrative Agent, the Collateral Agent and the other Holders of Secured Obligations, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, amended and restated, restated, supplemented or otherwise modified from time to time.

“Security and Collateral Agency Agreement” means that certain Security and Collateral Agency Agreement, dated as of July 22, 2011, by and among the Collateral Agent, JPMorgan Chase Bank, National Association, as Bank Group Representative, U.S. Bank National Association as Convertible Note Representative, the Borrower and the Subsidiaries of the Borrower party thereto from time to time, as the same may be amended, amended and restated, restated, supplemented or otherwise modified from time to time.

“Senior Notes” means the 5% Contingent Convertible Senior Notes, the 3.375% Contingent Convertible Senior Notes, the 6% Convertible Senior Notes, the 10% Restructuring Convertible Senior Notes and the 10% New Convertible Senior Notes, as applicable.

“Senior Notes Documents” means the 10% New Convertible Senior Notes Indenture, 10% Restructuring Convertible Senior Notes Indenture, the 5% Contingent Convertible Senior Notes Indenture, the 5% Net Share Settled Contingent Convertible Senior Notes Indenture, the 3.375% Contingent Convertible Senior Notes Indenture, 3.375% Net Share Settled Contingent Convertible Senior Notes Indenture, and the 6% Convertible Senior Notes Indenture and the “Collateral Documents” under and as defined in each of the 10% New Convertible Senior Notes Indenture and the 10% Restructuring Convertible Senior Notes Indenture.

“6% Convertible Senior Notes Indenture” means the Indenture in respect of the 6% Convertible Senior Notes due 2014 among the Borrower and U.S. Bank National Association, as trustee thereunder, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“6% Convertible Senior Notes” means the Borrower’s 6% Convertible Senior Notes due 2014 issued pursuant to the 6% Convertible Senior Notes Indenture.

“Solvent” means, in reference to any Person, (i) the fair value of the assets of such Person, at a fair valuation, will exceed its probable debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of any Person (or a going concern basis) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) such Person will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Equity Interests” means the Series B Convertible Preferred Stock of the Borrower issued pursuant to that certain Certificate of Designations, Preferences, Powers and Rights of Series B Convertible Preferred Stock of YRC Worldwide Inc.

“Specified Pension Fund Obligations” means the payment obligations due from the Borrower and/or its applicable Subsidiaries to the Pension Fund Entities under the terms and conditions of the Contribution Deferral Agreement.

“Specified Properties” means those parcels of real property set forth on Schedule 6.18 (and all accessions, proceeds and related property).

“Specified Receivables Assets” means Permitted Receivables/ABL Facility Assets transferred pursuant to a receivables facility or facilities created under the Permitted Receivables/ABL Facility Documents providing for the sale or pledge by the Borrower and/or one or more other Receivables Sellers of Permitted Receivables/ABL Facility Assets (thereby providing financing to the Borrower and the Receivables Sellers) to the Receivables Entity (either directly or through another Receivables Seller), which in turn shall sell or pledge interests in the respective Permitted Receivables/ABL Facility Assets to third-party investors pursuant to the Permitted Receivables/ABL Facility Documents (with the Receivables Entity permitted to issue investor certificates, purchased interest certificates or other similar documentation evidencing interests in the Permitted Receivables/ABL Facility Assets) in return for the cash used by the Receivables Entity to purchase the Permitted Receivables/ABL Facility Assets from the Borrower and/or the respective Receivables Sellers, in each case as more fully set forth in the Permitted Receivables/ABL Facility Documents. The assets securing the Yellow Receivables Facility as in effect on the Effective Date shall be deemed to be “Specified Receivables Assets” under this Agreement.

“Specified Value” means, with respect to any Specified Property, the net book value thereof as of February 28, 2009, as set forth on Schedule 6.18.

“Standard Securitization Undertakings” means representations, warranties, covenants, guaranties and indemnities entered into by the Borrower or any Subsidiary thereof in connection with the Permitted Receivables/ABL Facility which are reasonably customary in an accounts receivable transaction. The representations, warranties, covenants, guaranties and indemnities set forth in the Yellow Receivables Facility as in effect on the Effective Date constitute “Standard Securitization Undertakings” under this Agreement.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means any Indebtedness of the Borrower or any Subsidiary the payment of which is subordinated to payment of the obligations under the Loan Documents.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, unlimited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, unlimited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower; provided, that Persons that would be required in accordance with GAAP to be consolidated with the Borrower, but which are not otherwise controlled by the Borrower shall be “Subsidiaries” hereunder solely for the purpose of making calculations under Section 6.07 hereof, but shall not be “Subsidiaries” hereunder for purposes of any representation, warranty or other covenant hereunder; provided, further, that, subject to the next succeeding proviso, upon the “Closing” (as defined in the Project Delta Purchase Agreement) YRC Logistics Philippines, Inc. (Philippines) (the “Affected Subsidiary”) shall be excluded from the definition of “Subsidiary” hereunder; provided, however, that such Affected Subsidiary shall cease to be excluded from the definition of “Subsidiary” hereunder on the first anniversary of the “Closing” (as defined in the Project Delta Purchase Agreement) unless on or prior to such first anniversary the Borrower shall have received the “Delayed Payment Amount” (as defined in the Project Delta Purchase Agreement) in respect of such Affected Subsidiary in accordance with the terms of the Project Delta Purchase Agreement.

“Subsidiary Guarantee Agreement” means the Second Amended and Restated Subsidiary Guarantee Agreement, dated as of July 22, 2011, made by the Subsidiary Guarantors in favor of the Administrative Agent for the benefit of the Lenders.

“Subsidiary Guarantors” means each Person that is a party to the Subsidiary Guarantee Agreement as a Subsidiary Guarantor pursuant to the terms of Section 5.09, and the permitted successors and assigns of each such Person (except to the extent such successor or assign is relieved from its obligations under the Subsidiary Guarantee Agreement pursuant to the provisions of this Agreement); provided that any Person released from the Subsidiary Guarantee Agreement pursuant to the provisions of Section 5.09 shall no longer be a “Subsidiary Guarantor” unless and until such Person re-executes the Subsidiary Guarantee Agreement pursuant to the provisions of Section 5.09.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” means any and all obligations of the Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder entered into with a counterparty that was a Lender or an Affiliate of a Lender at the time such Swap Agreement was entered into, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Swingline Loan Conversion” has the meaning set forth in Section 2.01(c).

“Take or Pay Obligations” means all obligations of a Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, which constitute take-or-pay obligations to the extent such obligations shall have been incurred in the ordinary course of business consistent with past practices as an alternative to a prepaid contract.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“10% New Convertible Senior Note Indenture” means the Indenture in respect of the 10% Senior Notes due 2015, dated as of July 22, 2011, by and between the Borrower and U.S. Bank National Association, as trustee thereunder, as the same may be amended, amended and restated, restated, supplemented, modified, replaced, restructured, refinanced, extended or renewed from time to time in accordance with the terms hereof and thereof.

“10% New Convertible Senior Notes” means the Borrower’s 10% Senior Notes due 2015 issued pursuant to the 10% New Convertible Senior Note Indenture.

“10% New Convertible Senior Notes Documents” means any document, agreement or instrument entered into in connection with the 10% New Convertible Senior Notes and including the 10% New Convertible Senior Note Indenture.

“10% Restructuring Convertible Senior Note Indenture” means the Indenture in respect of the 10% Senior Notes due 2015, dated as of July 22, 2011, by and between the Borrower and U.S. Bank National Association, as trustee thereunder, as the same may be amended, amended and restated, restated, supplemented, modified, replaced, restructured, refinanced, extended or renewed from time to time in accordance with the terms hereof and thereof.

“10% Restructuring Convertible Senior Notes” means the Borrower’s 10% Senior Notes due 2015 issued pursuant to the 10% Restructuring Convertible Senior Note Indenture.

“10% Restructuring Convertible Senior Notes Documents” means any document, agreement or instrument entered into in connection with the 10% Restructuring Convertible Senior Notes and including the 10% Restructuring Convertible Senior Note Indenture.

“Term Loan” means a US Tranche Term Loan and “Term Loans” means the US Tranche Term Loans.

“Term Loan Borrowing” means a US Tranche Term Loan Borrowing.

“Term Loan Exchange” has the meaning set forth in Section 2.01(f).

“Test Period” means each period of four consecutive fiscal quarters of the Borrower then last ended (in each case taken as one accounting period).

“13-Week Cash Flow Projections” has the meaning assigned to such term in Section 5.01(f).

“3.375% Contingent Convertible Senior Notes” means, collectively, (i) the Borrower’s 3.375% Contingent Convertible Senior Notes due 2023 issued pursuant to the 3.375% Senior Note Indenture and (ii) the Borrower’s 3.375% Net Share Settled Contingent Convertible Senior Notes due 2023 issued pursuant to the 3.375% Net Share Settled Contingent Convertible Senior Note Indenture.

“3.375% Net Share Settled Contingent Convertible Senior Note Indenture” means the Indenture in respect of 3.375% Net Share Settled Contingent Convertible Senior Notes due 2023, dated as of December 31, 2004 among the Borrower and Deutsche Bank Trust Company Americas, as trustee thereunder, as in effect on the Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“3.375% Senior Note Indenture” means the Indenture in respect of 3.375% Contingent Convertible Senior Notes due 2023, dated as of November 25, 2003 among the Borrower and Deutsche Bank Trust Company Americas, as trustee thereunder, as in effect on the Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Total Leverage Ratio” means, as of the end of any Test Period, the ratio of Consolidated Indebtedness at such time to Consolidated EBITDA for the Test Period then most recently ended.

“Tranche” means the US Tranche.

“Transactions” means (i) the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans and the use of the proceeds thereof, the issuance of Letters of Credit hereunder and the execution, delivery and performance by the Loan Parties of the other Loan Documents,

(ii) the consummation of the Non-US Tranche Conversion and Termination, the Swingline Loan Conversion, the Revolving Loan Conversion, the Deferred Amounts Conversion, the Term Loan Exchange and the Equity Exchange and (iii) the consummation of the Restructuring Transaction.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other jurisdiction the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unrestricted Cash” means, as of any date of determination, any unrestricted Permitted Investments held by the Borrower and its Domestic Subsidiaries as of such date.

“US Dollars” or “$” means the lawful money of the United States of America.

“US Person” means a “United States person” within the meaning of Section 7701(a)(3) of the Code.

“US Tax Certificate” has the meaning assigned to such term in Section 2.18(f)(ii)(D)(2).

“US Tranche” means the US Tranche Commitments, the US Tranche Term Loans and the US Tranche LC Exposure.

“US Tranche Available Revolving Commitment” means, at any time, the aggregate US Tranche Revolving Commitment then in effect minus the US Tranche Revolving Exposure of all the US Tranche Lenders at such time.

“US Tranche Borrowing” means a US Tranche Term Loan Borrowing.

“US Tranche Commitment” means, with respect to each US Tranche Lender, the sum of such Lender’s US Tranche Revolving Commitment and US Tranche Term Loan Commitment.

“US Tranche LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit issued under the US Tranche at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time and (iii) the aggregate amount of all LC Loans outstanding at such time. The US Tranche LC Exposure of any US Tranche Lender at any time shall be its US Tranche Percentage of the total US Tranche LC Exposure at such time.

“US Tranche Lender” means a Lender with a US Tranche Commitment.

“US Tranche Percentage” means, with respect to any US Tranche Lender, (a) with respect to US Tranche LC Exposure, the percentage of the total US Tranche Revolving Commitments represented by such Lender’s US Tranche Revolving Commitment (if the US Tranche Revolving Commitments have terminated or expired, the US Tranche Percentages shall be determined based upon the US Tranche Revolving Commitments most recently in effect, giving effect to any assignments); provided that in the case of Section 2.21 when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Commitment shall be disregarded in the calculation and (b) with respect to the US Tranche Term Loans, a percentage equal to a fraction the numerator of which is such US Tranche

Lender’s outstanding principal amount of the US Tranche Term Loans and the denominator of which is the aggregate outstanding amount of the US Tranche Term Loans of all US Tranche Lenders; provided that in the case of Section 2.21 when a Defaulting Lender shall exist, any such Defaulting Lender’s US Tranche Term Loan Commitment shall be disregarded in the calculation.

“US Tranche Revolving Commitment” means, with respect to each US Tranche Lender, the commitment of such US Tranche Lender to acquire participations in Letters of Credit issued under the US Tranche (or to make LC Loans in connection with the financing of LC Disbursements made in respect of Letters of Credit issued under the US Tranche in accordance with the terms and conditions of Section 2.06(e)) hereunder, expressed as an amount representing the maximum aggregate amount of such US Tranche Lender’s US Tranche Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Sections 2.09, 2.12 and 2.19(f) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The aggregate amount of the US Tranche Revolving Commitments on the Effective Date, following the occurrence of the Non-US Tranche Conversion and Termination, the Swingline Loan Conversion and the Revolving Loan Conversion, is $437,034,129.16. The amount of each US Tranche Lender’s US Tranche Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such US Tranche Lender shall have assumed its US Tranche Revolving Commitment.

“US Tranche Revolving Exposure” means, with respect to any US Tranche Lender at any time, the aggregate amount of such Lender’s US Tranche LC Exposure at such time.

“US Tranche Term Loan” means a term loan made by a US Tranche Lender under the Existing Credit Agreement and a term loan deemed made by a US Tranche Lender pursuant to Section 2.01.

“US Tranche Term Loan Borrowing” means a Borrowing comprised of US Tranche Term Loans.

“US Tranche Term Loan Commitment” means (a) as to any US Tranche Lender, the commitment of such US Tranche Lender to make US Tranche Term Loans and (b) as to all US Tranche Lenders, the aggregate commitment of all US Tranche Lenders to make US Tranche Term Loans; provided that, upon the Effective Date, no US Tranche Term Loan Commitment shall exist and each reference to a US Tranche Lender’s US Tranche Term Loan Commitment shall refer to that US Tranche Lender’s US Tranche Percentage of the US Tranche Term Loans.

“US Tranche Total Exposure” means, with respect to any US Tranche Lender at any time, the sum at such time, without duplication, of (a) the aggregate amount of such Lender’s US Tranche LC Exposure at such time and (b) an amount equal to the aggregate principal amount of such Lender’s US Tranche Term Loans outstanding at such time.

“Vehicle Title Custodian” has the meaning assigned to such term in Section 9.03(b).

“Vehicle Title Custodian Agreement” means that certain Amended and Restated Custodial Administration Agreement, dated as of July 22, 2011, by and among the Borrower, certain Subsidiaries of the Borrower from time to time party thereto, VINtek, Inc., U.S. Bank National Association, as Convertible Note Representative, JPMorgan Chase Bank, National Association, as Collateral Agent and JPMorgan Chase Bank, National Association, as collateral agent under the Security and Collateral Agency Agreement, as the same may be amended, amended and restated, restated, supplemented, renewed, extended, replaced or otherwise modified from time to time.

“Volvo Lease” means that certain Master Lease Agreement, dated as of February 19, 2009, by and among VFS Leasing Co., any other lessors or creditors thereunder from time to time party thereto and certain of the Loan Parties, including all exhibits, schedules, annexes and assignments in respect thereof, as the same may be amended, amended and restated, restated, supplemented or otherwise modified from time to time.

“Wholly-Owned Subsidiary” means, as to any Person, (a) any corporation 100% of whose Equity Interests (other than directors’ qualifying shares) is owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person, (b) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% Equity Interest (other than directors’ qualifying shares) and (c) any corporation, partnership, association, business trust or limited liability entity (i) that is formed under the laws of a jurisdiction other than the United States of America, any State thereof, or the District of Columbia and (ii) with respect to which such Person and/or one or more Wholly-Owned Subsidiaries of such Person owns all of the economic benefit of a 100% equity interest, whether through an agent or otherwise; provided, that, if such Person is prohibited by law from owning 100% of such economic benefit, such Person owns all of such economic benefit that it may lawfully own and in any event not less than 98% of the total economic benefit of ownership of such entity.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Working Capital” means, at any date, the excess of current assets of the Borrower and its Subsidiaries on such date over current liabilities (net of changes related to current maturities of Long-Term Debt) of the Borrower and its Subsidiaries on such date, all determined on a consolidated basis in accordance with GAAP.

“Yellow Receivables Facility” means that certain receivables facility evidenced by the ABL Credit Agreement.

“YRCW Receivables” means YRCW Receivables LLC, a Delaware limited liability company and the borrower under the Yellow Receivables Facility.

“YRRFC” means Yellow Roadway Receivables Funding Corporation, a Delaware corporation.

“YRRFC Receivables Facility” means that certain receivables facility and trust evidenced by the Third Amended and Restated Receivables Purchase Agreement, dated as of April 18, 2008, among YRRFC, Falcon Asset Securitization Company LLC, Three Pillars Funding LLC, Amsterdam Funding Corporation, the financial institutions party thereto as “Committed Purchasers”, Wachovia Bank, National Association, as letter of credit issuer and as co-agent, SunTrust Robinson Humphrey, Inc., as co-agent, The Royal Bank of Scotland plc (as successor to ABN AMRO Bank, N.V.), as co-agent, and JPMorgan Chase Bank, N.A. (successor by merger to Bank One, NA (Main Office Chicago)), as co-agent and as administrative agent, and the Amended and Restated Receivables Sale Agreement dated as of May 24, 2005, among YRC Inc. (as successor to Yellow Transportation, Inc. and Roadway Express, Inc.), USF Reddaway Inc., USF Holland Inc. and YRRFC, in each case, as amended, restated, amended and restated, supplemented or otherwise modified prior to the Effective Date and terminated in full on the Effective Date.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, modified restated, supplemented, replaced, restructured, refinanced, extended or renewed (subject to any restrictions on such amendments, restatements, supplements, modifications, replacements, refinancing, restructuring, extensions or renewals set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) all references to “knowledge” of any Loan Party or a Subsidiary of the Borrower means the actual knowledge of a Financial Officer or executive officer of the Borrower.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

SECTION 1.05. Status of Obligations. In the event that the Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

SECTION 1.06. Amendment and Restatement of the Existing Credit Agreement. (a) The parties to this Agreement agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction or waiver of the conditions set forth in Section 4.01, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation. All Loans made and Secured Obligations incurred under the Existing Credit Agreement which are outstanding on the Effective Date shall continue as Loans and Secured Obligations under (and shall be governed by the terms of) this Agreement and the other Loan Documents all as more particularly described in Section 2.01. Without limiting the foregoing, upon the effectiveness hereof: (a) all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Administrative Agent”, the “Credit Agreement” and the “Loan Documents” shall be deemed to refer to the Administrative Agent, this Agreement and the Loan Documents, (b) in the case of the Existing Credit Agreement, the Existing Letters of Credit which remain outstanding on the Effective Date shall continue as Letters of Credit under (and shall be governed by the terms of) this Agreement, (c) all obligations constituting “Secured Obligations” with any Lender or any Affiliate of any Lender which are outstanding on the Effective Date shall continue as Secured Obligations under this Agreement and the other Loan Documents, (d) the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s credit and loan exposure under the Existing Credit Agreement as are necessary in order that each such Lender’s US Tranche Revolving Exposure and outstanding Term Loans hereunder reflects such Lender’s US Tranche Percentage of the outstanding aggregate US Tranche Revolving Exposures on the Effective Date, (e) the Borrower hereby agrees to compensate each Lender for any and all losses, costs and expenses incurred by such Lender in connection with the sale and assignment of any Eurodollar Loans (including the “Eurocurrency Loans” under the Existing Credit Agreement) and such reallocation described above, in each case on the terms and in the manner set forth in Section 2.17 hereof.

SECTION 1.07. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

SECTION 1.08. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.09. Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.10. Certifications. All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.

ARTICLE II

The Credits

SECTION 2.01. Status of Lenders, Commitments, Loans and Deferred Amounts. (a) Prior to the Effective Date, certain loans were previously made to the Borrower under the Existing Credit Agreement which remain outstanding as of the date of this Agreement (such outstanding loans being hereinafter referred to as the “Existing Loans”). Subject to the terms and conditions set forth in this Agreement, the Borrower and each of the Lenders agree that on the Effective Date but subject to the satisfaction or waiver of the conditions precedent set forth in Section 4.01 and the reallocation and other transactions described in Section 1.06, the Existing Loans shall be reevidenced as Loans under this Agreement and the terms of the Existing Loans shall be restated in their entirety and shall be evidenced by this Agreement.

(b) On the Effective Date, (i) each UK Tranche Lender (as defined in the Existing Credit Agreement) shall cease to be a UK Tranche Lender in all respects and shall simultaneously become a US Tranche Lender in all respects (and each such UK Tranche Lender’s UK Tranche Commitment, UK Tranche Exposure, UK Tranche LC Exposure, UK Tranche Percentage, UK Tranche Swingline Exposure, outstanding UK Tranche Revolving Loans and Deferred Amounts owing to such Lender under the UK Tranche (each as defined in the Existing Credit Agreement) shall be converted in all respects (and on a dollar-for-dollar basis) to a US Tranche Revolving Commitment, US Tranche Revolving Exposure, US Tranche LC Exposure, US Tranche Percentage, US Tranche Swingline Exposure, outstanding US Tranche Revolving Loans and Deferred Amounts owing to such Lender under the US Tranche, (ii) each Canadian Tranche Lender (as defined in the Existing Credit Agreement) shall cease to be a Canadian Tranche Lender in all respects and shall simultaneously become a US Tranche Lender in all respects (and each such Canadian Tranche Lender’s Canadian Tranche Commitment, Canadian Tranche Exposure, Canadian Tranche LC Exposure, Canadian Tranche Percentage, Canadian Tranche Swingline Exposure, outstanding Canadian Tranche Revolving Loans and Deferred Amounts owing to such Lender under the Canadian Tranche (each as defined in the Existing Credit Agreement) shall be converted in all respects (and on a dollar-for-dollar basis) to a US Tranche Revolving Commitment, US Tranche Revolving Exposure, US Tranche LC Exposure, US Tranche Percentage, US Tranche Swingline Exposure, outstanding US Tranche Revolving Loans and Deferred Amounts owing to such Lender under the US Tranche, (iii) all outstanding UK Tranche Swingline Loans shall be converted into US Tranche Swingline Loans (in each case, as defined in the Existing Credit Agreement), (iv) all outstanding Canadian Tranche Swingline Loans shall be converted into US Tranche Swingline Loans (in each case, as defined in the Existing Credit Agreement), (v) all or any portion of the outstanding Letters of Credit issued under the UK Tranche (as defined in the Existing Credit Agreement) shall be deemed for all purposes to have been issued under the US Tranche, (vi) all or any portion of the outstanding Letters of Credit issued under the Canadian Tranche (as defined in the Existing Credit Agreement) shall be deemed for all purposes to have been issued under the US Tranche, (vii) the UK Tranche (as defined in the Existing Credit Agreement)

shall be terminated in all respects and be of no further force or effect and (viii) the Canadian Tranche (as defined in the Existing Credit Agreement) shall be terminated in all respects and be of no further force or effect (the events described in the foregoing clauses (i) through (viii) collectively, the “Non-US Tranche Conversion and Termination”). For the avoidance of doubt, the reduction in and termination of the UK Tranche Commitment (as defined in the Existing Credit Agreement) and the Canadian Tranche Commitment (as defined in the Existing Credit Agreement) pursuant to the Non-US Tranche Conversion and Termination shall be accompanied by a simultaneous increase (on a dollar-for-dollar basis) in the US Tranche Revolving Commitment.

(c) Immediately upon the occurrence of the Non-US Tranche Conversion and Termination, all outstanding US Tranche Swingline Loans (as defined in the Existing Credit Agreement) shall be (and are) converted into US Tranche Revolving Loans (the “Swingline Loan Conversion”).

(d) Immediately upon the occurrence of the Swingline Loan Conversion, $192,055,143.90 of the outstanding US Tranche Revolving Loans shall be (and hereby are) converted (on a ratable basis with respect to each US Tranche Lender having a US Tranche Revolving Commitment at such time) to US Tranche Term Loans and the corresponding portion of the US Tranche Revolving Commitments will be terminated, and all such converted US Tranche Term Loans shall be Term Loans for all purposes under this Agreement on and after the Effective Date (the “Revolving Loan Conversion”). For the avoidance of doubt, amounts prepaid or repaid in respect of Term Loans may not be reborrowed and, as of (and on and after) the Effective Date, there will be no US Tranche Term Loan Commitments and no requirements to otherwise fund any Term Loans hereunder. To the extent that any US Tranche Term Loan shall bear interest at a rate determined by reference to the LIBO Rate as of the Effective Date, the Interest Period in respect of such US Tranche Term Loan shall be deemed to terminate as of the Effective Date, subject to the Borrower’s obligations under Section 2.17, and all such US Tranche Term Loans and all such converted US Tranche Term Loans shall be ABR Loans as of the Effective Date.

(e) Immediately upon the occurrence of the Revolving Loan Conversion, the Deferred Amount shall be (and hereby is) converted (on a ratable basis with respect to each US Tranche Lender having a US Tranche Term Loan Commitment at such time) to US Tranche Term Loans, and all such converted US Tranche Term Loans shall be Term Loans for all purposes under this Agreement on and after the Effective Date (the “Deferred Amount Conversion”)

(f) Immediately upon the occurrence of the Deferred Amount Conversion, the US Tranche Lenders shall exchange, and shall be deemed to have so exchanged, on a ratable basis in accordance with each US Tranche Lender’s US Tranche Percentage of the US Tranche Term Loans, $140,000,000 of the US Tranche Term Loans and will receive in return therefor an amount equal to the equivalent ratable share (as compared to its aforementioned share of the US Tranche Term Loans) of the $140,000,000 10% Restructuring Convertible Senior Notes issued on the Effective Date in accordance with the terms and conditions of the Restructuring Agreement and the 10% Restructuring Convertible Senior Note Indenture (the “Term Loan Exchange”).

(g) Immediately upon the occurrence of the Term Loan Exchange, the Lenders shall exchange, and shall be deemed to have so exchanged, on a ratable basis in accordance with each Lender’s US Tranche Percentage of the US Tranche Term Loans, $165,000,000 of US Tranche Term Loans and will receive in return therefor a share of the Specified Equity Interests, all in accordance with the terms and conditions of the Restructuring Agreement (the “Equity Exchange”).

(h) It is acknowledged and agreed that on and after the Effective Date, (i) no US Tranche Revolving Commitment shall be available for the making of any Loan by any Lender hereunder to the Borrower or any other party and shall instead be applicable and available only in respect of the issuance and administration and other matters related to Letters of Credit, all in accordance with the terms and conditions of this Agreement and (ii) no Loans other than the Term Loans shall remain outstanding hereunder.

(i) Amounts prepaid or repaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) [Intentionally Omitted].

(b) Subject to Section 2.15, each US Tranche Term Loan Borrowing shall be comprised entirely of Eurodollar Loans or ABR Loans, in each case as the Borrower may request in accordance herewith.

Each Lender at its option may maintain any Loan with any domestic or foreign branch or Affiliate of such Lender (and in the case of an Affiliate, the provisions of Sections 2.15, 2.16, 2.17 and 2.18 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) There shall not at any time be more than a total of ten (10) US Tranche Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled (i) other than as set forth in Section 2.06(c), to request any Loan hereunder at any time or (ii) to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. [Intentionally Omitted].

SECTION 2.04. [Intentionally Omitted].

SECTION 2.05. [Intentionally Omitted].

SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance (and the relevant Issuing Bank shall provide such Letter of Credit subject to the terms and conditions herein), for its own account and for the benefit of any Subsidiary of the Borrower, of Letters of Credit denominated in US Dollars, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit (other than any amendment or any other modification to increase the amount of any outstanding Letter of Credit)), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the amount of the LC Exposure shall not exceed $437,034,129.16, (ii) the US Tranche Revolving Exposure shall not exceed the total US Tranche Revolving Commitments, (iii) with respect to the issuance of any Letter of Credit after the Effective Date, such new Letter of Credit is issued in substitution for or replacement of another Letter of Credit for the same or substantially similar purpose substantially concurrently with (and in any event within 20 days of) the substitution or replacement of such other Letter of Credit (a “Letter of Credit Substitution Event”) and (iv) the aggregate maximum face amount of the Letters of Credit issued and outstanding by any Issuing Bank shall not exceed the aggregate maximum face amount of the Letters of Credit issued and outstanding by such Issuing Bank as of the Effective Date (unless the applicable Issuing Bank shall consent in its sole discretion).

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date; provided, that a Letter of Credit may expire up to one year beyond the Maturity Date so long as the Borrower cash collateralizes 103.5% of the face amount of such Letter of Credit on terms and conditions reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank at the time of the issuance, renewal or extension of any such Letter of Credit.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each such Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s US Tranche Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s US Tranche Percentage of each LC Disbursement made by the such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the US Tranche Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement.

(i) If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, then, at the election of the Borrower, (a) the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in US Dollars the amount equal to such LC Disbursement, calculated as of the date such Issuing Bank made such LC Disbursement, not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (1) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (2) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt or (b) so long as no Default has occurred and is then continuing, the amount of such LC Disbursement shall be deemed to be an LC Loan made to the Borrower by the Revolving Lenders subject to the terms and conditions of this Agreement. All LC Loans shall be ABR Loans. Amounts repaid in respect of LC Loans may not be reborrowed.

(ii) If the Borrower elects to convert a LC Disbursement into an LC Loan pursuant to clause (i)(b) above, then the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the amount of the LC Loan in respect thereof and such Lender’s US Tranche Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its US Tranche Percentage of such LC Loan, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank in US Dollars the amounts so received by it from the Revolving Lenders.

(iii) If the Borrower fails to make a payment described in clause (i)(a) above when due (and does not elect to convert the applicable LC Disbursement into an LC Loan pursuant to clause (i)(b) above), then the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s US Tranche Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its US Tranche Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank in US Dollars the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the applicable Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the applicable Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.14(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.13(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Revolving Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 103.5% of the amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.12(d), Section 2.12(e) and Section 2.19(f). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse any Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Revolving Lenders and the Issuing Banks), be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(k) Existing Letters of Credit. Certain letters of credit issued for the account of the Borrower and outstanding on the Effective Date are identified on Schedule 2.06 (the “Existing Letters of Credit”). As of the Effective Date, (i) the Existing Letters of Credit shall be deemed to be Letters of Credit issued pursuant to and in compliance with this Section 2.06 as Letters of Credit under the US Tranche, (ii) the undrawn amount of the Existing Letters of Credit and the unreimbursed amount of LC Disbursements with respect to the Existing Letters of Credit shall be included in the calculation of LC Exposure and US Tranche LC Exposure, and (iii) the provisions of this Section 2.06 and Section 2.13(b) shall apply to the Existing Letters of Credit, and the Borrower and the Lenders hereby expressly acknowledge their respective obligations hereunder with respect to the Existing Letters of Credit.

(l) Issuing Bank Agreements. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on the first Business Day of each week, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding week, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur, (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount and currency of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

SECTION 2.07. Funding of LC Loans. (a) Each Revolving Lender shall make each LC Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Revolving Lender’s US Tranche Percentage. The Administrative Agent will remit such LC Loans to the applicable Issuing Bank in respect of the LC Disbursement which such LC Loan is financing.

(b) Unless the Administrative Agent shall have received notice from a Revolving Lender prior to the proposed date of any LC Loan that such Revolving Lender will not make available to the Administrative Agent such Lender’s share of such LC Loan, the Administrative Agent may assume that such Revolving Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Issuing Bank a corresponding amount. In such event, if a Revolving Lender has not in fact made its share of the applicable LC Loan available to the Administrative Agent, then the applicable Revolving Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Issuing Bank to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Revolving Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to LC Loans. If such Revolving Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s share of such LC Loan.

SECTION 2.08. Interest Elections. (a) The Borrower may elect to convert Borrowings to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone (i) in the case of a Eurodollar Borrowing, by 1:00 p.m., New York City time, three (3) Business Days prior to the effectiveness of such election and (ii) in the case of an ABR Borrowing, by 1:00 p.m., New York City time, one (1) Business Days prior to the effectiveness of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to elect an Interest Period for Eurodollar Loans that does not comply with Section 2.02(d).

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) the Type of the resulting Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender holding a Loan to which such request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued at the end of the then current Interest Period as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, the US Tranche Revolving Commitments shall terminate on the Maturity Date. The US Tranche Revolving Commitments shall be permanently reduced in accordance with the terms and conditions of Section 2.12 and Section 2.19(f).

(b) The Borrower may at any time terminate, or from time to time reduce, the US Tranche Revolving Commitments; provided that (i) each reduction of the US Tranche Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the US Tranche Revolving Commitments if the aggregate US Tranche Revolving Exposures would exceed the aggregate US Tranche Revolving Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the US Tranche Revolving Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other conditions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the US Tranche Revolving Commitments shall be made ratably among the applicable Lenders in accordance with their respective US Tranche Revolving Commitment.

(d) Upon the cancellation or termination of any Letter of Credit (other than in connection with a Letter of Credit Substitution Event), the US Tranche Revolving Commitments shall be permanently reduced by the face amount of such Letter of Credit. Each reduction of the US Tranche Revolving Commitments shall be made ratably among the applicable Lenders in accordance with their respective US Tranche Revolving Commitment.

SECTION 2.10. [Intentionally Omitted].

SECTION 2.11. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the accounts of the applicable Lenders the then unpaid principal amount of each Borrowing of the Borrower and all other Obligations of the Borrower on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the accounts of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it to the Borrower be evidenced by a promissory note. In such event, the Borrower shall promptly prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.12. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time, without premium or penalty (other than break funding payments pursuant to Section 2.17), to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section, in a minimum amount equal to (i) $1,000,000 or any integral multiple of $500,000 in excess thereof. Any voluntary prepayment of Loans shall be applied ratably to the prepayment of Term Loans and cash collateralization of Letters of Credit (such prepayment and cash collateralization being applied ratably between the Term Loans and the Letters of Credit as well as ratably among the Term Loans and the Letters of Credit); provided that if any LC Loans remain outstanding at the time of such voluntary prepayment, any amounts that would have been applied to cash collateralization of Letters of Credit in accordance with the terms of this Section 2.12(a) shall be first applied ratably among such LC Loans until paid in full and any such amounts remaining after such application to such LC Loans shall be applied to cash collateralize Letters of Credit in accordance with the terms of this Section 2.12(a).

(b) Prior to any optional prepayment of Borrowings hereunder, the Borrower shall, subject to the terms of clause (a) above, select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (c) of this Section.

(c) The Borrower, shall notify the Administrative Agent by telephone (confirmed by telecopy) of any voluntary prepayment of a Borrowing hereunder (i) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three (3) Business Days before the date of such prepayment and (ii) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09(c). Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.14 and (ii) break funding payments pursuant to Section 2.17.

(d) In the event and on each occasion that any Net Cash Proceeds are received by or on behalf of the Borrower or any of its Domestic Subsidiaries in respect of any Prepayment Event, the Borrower shall, within three (3) Business Days after receipt of such Net Cash Proceeds, prepay the Obligations in an aggregate amount equal to the Applicable Prepayment Percentage of such Net Cash Proceeds. Such Net Cash Proceeds shall be applied ratably to the prepayment of Term Loans and cash collateralization of Letters of Credit (such prepayment and cash collateralization being applied ratably between the Term Loans and the Letters of Credit as well as ratably among the Term Loans and the Letters of Credit); provided that if any LC Loans remain outstanding at the time of such mandatory prepayment, any amounts that would have been applied to cash collateralization of Letters of Credit in accordance with the terms of this Section 2.12(d) shall be first applied ratably among such LC Loans until paid in full and any such amounts remaining after such application to such LC Loans shall be applied to cash collateralize Letters of Credit in accordance with the terms of this Section 2.12(d). For the avoidance of doubt, the Applicable Borrower Percentage of such Net Cash Proceeds referred to in this clause (d) shall be retained by the Borrower and shall not be required to be applied as a repayment of Term Loans or to cash collateralize Letters of Credit. Notwithstanding the foregoing, in the case of any event described in clause (b) of the definition of the term “Prepayment Event”, if the Borrower applies the Net Cash Proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Cash Proceeds, to acquire (or replace or rebuild) assets useful in the business of the Borrower and/or its Subsidiaries, and so long as no Event of Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Cash Proceeds (or portion thereof) specified in such certificate; provided further that to the extent of any such Net Cash Proceeds therefrom that have not been so applied by the end of such 180 day period, at which time a prepayment shall be required in an amount equal to such Net Cash Proceeds that have not been so applied; provided, further that the Borrower shall not be permitted to make elections to use Net Cash Proceeds to acquire (or replace or rebuild) assets useful in the business with respect to Net Cash Proceeds received in any fiscal year in an aggregate amount in excess of $10,000,000 (provided that, in any fiscal year, upon such $10,000,000 limit being fully utilized, no subsequent prepayment in respect of an event described in clause (b) of the definition of the term “Prepayment Event” during such fiscal year shall be required until the aggregate amount of Net Cash Proceeds received in respect of such event described in clause (b) of the definition of the term “Prepayment Event” and not paid in accordance with the terms of this Section 2.12(d) equals $250,000).

(e) The Borrower shall prepay the Obligations on the date that is three (3) Business Days after the earlier of (i) the date on which the Borrower’s annual audited financial statements for the immediately preceding fiscal year are delivered pursuant to Section 5.01 or (ii) the date on which such annual audited financial statements were required to be delivered pursuant to Section 5.01, in an amount equal to (w) 50% of the Borrower’s Excess Cash Flow for such immediately preceding fiscal year, minus (x) any voluntary prepayments of the Term Loans (the “Cash Flow Repayment Amount”), with the first such prepayment pursuant to this Section 2.12(e) required to be made by the Borrower in 2013 in respect of the Borrower’s Excess Cash Flow for the fiscal year of the Borrower ending December 31, 2012. Any such prepayments of the Obligations required under this Section 2.12(e) shall be in an amount equal to the Cash Flow Repayment Amount and shall be applied to prepay Term Loans and to cash collateralize Letters of Credit (such prepayment and cash collateralization being applied ratably between the Term Loans and the Letters of Credit as well as ratably among the Term Loans and the Letters of Credit); provided that if any LC Loans remain outstanding at the time of such mandatory prepayment, any amounts that would have been applied to cash collateralization of Letters of Credit in accordance with the terms of this Section 2.12(e) shall be first applied ratably among such LC Loans until paid in full and any such amounts remaining after such application to such LC Loans shall be applied to cash collateralize Letters of Credit in accordance with the terms of this Section 2.12(e).

(f) To the extent any amounts are payable pursuant to Sections 2.12(d) or (e), any such prepayments of such Loans shall include accrued and unpaid interest in respect of such Loans.

SECTION 2.13. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily amount of the US Tranche Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such US Tranche Revolving Commitment terminates; provided that, if such Revolving Lender continues to have any US Tranche Revolving Exposure after its US Tranche Revolving Commitment terminates, then such commitment fee shall continue to accrue on the daily amount of such Revolving Lender’s US Tranche Revolving Exposure from and including the date on which its US Tranche Revolving Commitment terminates to but excluding the date on which such Lender ceases to have any US Tranche Revolving Exposure. Accrued commitment fees shall be payable in arrears on the last day of each month (each such date, a “Commitment Fee Payment Date”) and, in each case, on the date on which the US Tranche Revolving Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any commitment fees accruing after the date on which the US Tranche Revolving Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to 7.50% on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Lender’s US Tranche Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank for its own account a fronting fee to be agreed upon by the Borrower and such Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) with respect to Letters of Credit issued by such Issuing Bank, during the period from and including the Effective Date to but excluding the later of the date of termination of the US Tranche Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as each Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable on the last day of each month (each such date, a “LC Fee Payment Date”); provided that all such fees shall be payable on the date on which the US Tranche Revolving Commitments terminate and any such fees accruing after the date on which the US Tranche Revolving Commitments terminate shall be payable on demand.

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the applicable Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.14. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate (provided that each LC Loan shall bear interest as the LC Loan Rate).

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, during the continuance of an Event of Default described in clause (a) or (b) of Article VII the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02(b) requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Borrowing shall bear interest at the rate otherwise applicable thereto plus 2% per annum, and (ii) the Letter of Credit participation fee provided for in Section 2.13(b) shall be increased by 2% per annum, provided that, during the continuance of an Event of Default described in clause (h) or (i) of Article VII, the interest rates set forth in clause (i) above and the increase in the Letter of Credit participation fee set forth in clause (ii) above shall be applicable to all Borrowings and Letters of Credit without any election or action on the part of the Administrative Agent or any Lender.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.15. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing in any currency:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by a majority in interest of the Lenders that would participate in such Borrowing that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the applicable Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and such Borrowing shall be converted to or continued on the last day of the then current Interest Period applicable thereto as an ABR Borrowing.

SECTION 2.16. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii) impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes));

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder, whether of principal, interest or otherwise, then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.17. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.12), (b) the conversion of any Eurodollar Loan to a Loan of a different Type or Interest Period other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.12(c) and is revoked in accordance therewith), or (d) the assignment or deemed assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20 or Section 9.02(c), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, and setting forth in reasonable detail the calculations used by such Lender to determine such amount or amounts, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.18. Taxes.

(a) Withholding of Taxes; Gross-Up. Each payment by any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 2.18(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.18(d) shall be paid within ten (10) days after the Recipient delivers to the Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent or the applicable Loan Party (as applicable) in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.18(e) shall be paid within ten (10) days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(f)(ii)(A) through (E) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.18(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within ten (10) days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, any Lender with respect to the Borrower shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Non-US Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Non-US Lender for whom payments under any Loan Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-US Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit F ((1) and (2), together, a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Non-US Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.18(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including additional amounts paid pursuant to this Section 2.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnifying party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. This Section 2.18(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Issuing Bank. For purposes of Section 2.18(e) and (f), the term “Lender” includes the Issuing Banks.

SECTION 2.19. Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.16, 2.17 or 2.18, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the account as the Administrative Agent shall from time to time specify in a notice delivered to the Borrower, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.16, 2.17, 2.18 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to the other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder or under any other Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under any Loan Document shall be made in US Dollars, except as otherwise expressly provided. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements, as the case may be, and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due for the account of all or certain of the Lenders or Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with banking industry practices on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it to the Administrative Agent pursuant to this Agreement, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by it for the account of such Lender to satisfy such Lender’s obligations to the Administrative Agent until all such unsatisfied obligations are fully paid.

(f) In the event that the Administrative Agent shall receive any proceeds of Collateral (i) not constituting a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower or as otherwise specified in Section 2.12) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Banks from the Borrower (other than in connection with Banking Services Obligations and Swap Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the

Borrower (other than in connection with Banking Services Obligations and Swap Obligations), third, to pay interest then accrued and unpaid on the Loans, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements and to cash collateralize all outstanding Letters of Credit in accordance with the terms of Section 2.06(j) ratably, fifth, to payment of any amounts owing with respect to Banking Services Obligations and Swap Obligations, sixth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrower, and seventh, the balance, if any, after all of the Secured Obligations have been paid in full, to the Borrower or as otherwise required by law. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless an Event of Default is in existence, none of the Administrative Agent or any Lender shall apply any payment which it receives to any Eurodollar Loan, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans and, in any event, the Borrower shall pay the break funding payment required in accordance with Section 2.17. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

SECTION 2.20. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.16, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.16, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, or (iii) any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a US Tranche Revolving Commitment is being assigned, each Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.21. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the US Tranche Revolving Commitment of such Defaulting Lender pursuant to Section 2.13(a);

(b) the US Tranche Commitment and US Tranche Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders (or Required Revolving Lenders, as applicable) have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly and adversely affected thereby;

(c) (i) if any LC Exposure exists at the time such Lender is a Defaulting Lender, then the Borrower shall within one (1) Business Day following notice by the Administrative Agent cash collateralize such Defaulting Lender’s LC Exposure in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding, and (ii) after the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to the foregoing clause (ii), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.13(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized; and

(d) no Issuing Bank shall be required to issue, amend or renew any Letter of Credit unless it is reasonably satisfied that cash collateral will be provided by the Borrower in accordance with Section 2.21(c).

If (i) a Bankruptcy Event with respect to a Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Issuing Bank shall not be required to issue or amend any Letter of Credit, unless such Issuing Bank shall have entered into arrangements with the Borrower or such Lender, satisfactory to such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Borrower and its Subsidiaries (a) is organized, validly existing and in good standing (to the extent that such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization or incorporation, (b) has all requisite power and authority to carry on its business as now conducted, and (c) is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required, except, in the case of clauses (a) (other than with respect to the Borrower and the Subsidiary Guarantors) and (c) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02. Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder or shareholder action. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings and other actions necessary to perfect (or subordinate) Liens created pursuant to the Loan Documents, the Senior Notes Documents, the Contribution Deferral Agreement, and a Permitted Receivables/ABL Facility, (b) will not violate any applicable law or regulation applicable to the Borrower or its Subsidiaries or any order of any Governmental Authority, (c) will not violate the charter, by-laws or other organizational or constitutional documents of the Borrower or any of its Subsidiaries, (d) will not violate or result in a default under any indenture, material agreement or other material instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any Material Indebtedness to be paid by the Borrower or any of its Subsidiaries, and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries other than Liens created under the Loan Documents, the Senior Notes Documents, the Contribution Deferral Agreement, and a Permitted Receivables/ABL Facility, except, such consents, approvals, registrations, filings or other actions the failure of which to obtain or make, or, in the case of clause (b) at any time after the Effective Date, to the extent such violations, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2010, reported on by KPMG LLP, independent public accountants, and (ii) as of and for the fiscal quarter ended March 31, 2011, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since December 31, 2010, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole (other than any such material adverse change that was disclosed by the Borrower in any public filing prior to April 21, 2011).

SECTION 3.05. Properties; Insurance. (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests or rights in, all its real and personal property material to its business, except for defects that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements or defects that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) Each of the Borrower and its Subsidiaries maintains, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided, that each of the Borrower and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or each such Subsidiary, as applicable, operates.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b) Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred, and no ERISA Event with respect to any Plan is reasonably expected to occur, that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Subsidiaries; Ownership of Capital Stock. As of Effective Date, Schedule 3.11 sets forth all of the Borrower’s Subsidiaries, the jurisdiction of organization or incorporation of each of its Subsidiaries and the identity of the holders of all shares or other interests of each class of Equity Interests of each of its Subsidiaries. All of the outstanding shares of capital stock and other Equity Interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable (to the extent such concept is applicable) and all such shares and other Equity Interests indicated on Schedule 3.11 as owned by the Borrower or another Subsidiary are owned, beneficially and of record, by the Borrower or any Subsidiary free and clear of all Liens, other than Liens created under the Loan Documents and the Senior Notes Documents.

SECTION 3.12. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other written information (taken as a whole) (other than projections, forward-looking statements, estimates and general market data) furnished by or on behalf of the Borrower to the Administrative Agent, any Issuing Bank or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished or publicly available in periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading. With respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being recognized by the Lenders that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results and such differences may be material.

SECTION 3.13. Federal Reserve Regulations. No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 3.14. Labor Matters. There are no labor controversies pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.15. Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents (taken as a whole) create legal and valid Liens on all the Collateral in favor of or for the benefit of the Administrative Agent, for the benefit of the Holders of Secured Obligations, and at such time as (a) financing statements in appropriate form are filed in the appropriate offices (and the appropriate fees are paid), (b) with respect to identified intellectual property registered in the United States, (i) to the extent required under applicable law, the applicable trademark security agreement and/or patent security agreement are filed in the appropriate divisions of the United States Patent and Trademark Office (and the appropriate fees are paid) and (ii) the applicable copyright security agreement is filed in the United States Copyright Office (and the appropriate fees are paid), (c) the Mortgages are filed in the appropriate recording office (and the appropriate fees are paid), (d) execution of the deposit account control agreements and securities account control agreements, (e) delivery of pledged securities to the Administrative Agent, and (f) notation of the Administrative Agent’s lien on any rolling stock or other goods subject to a certificate of title, such Liens will constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and, subject to the terms, conditions and provisions of the Intercreditor Agreement, having priority over all other Liens on the Collateral except in the case of (a) Liens permitted by Sections 6.02(a), (b), (c), (d) and (k), to the extent any such Liens would have priority over the Liens in favor of or for the benefit of the Administrative Agent pursuant to any applicable law, (b) Liens perfected only by possession or control (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession or control of such Collateral and (c) Liens on certificates of title on which the Administrative Agent has not been noted.

SECTION 3.16. IBT MOU. The IBT MOU has not been terminated under Section 19 thereof or otherwise. Since November 7, 2010, (i) the IBT MOU has been in full force and effect and (ii) the IBT MOU has not been amended, waived or otherwise modified in any respect adverse to the

Borrower or any of its Subsidiaries (provided that, other than the representation and warranty made in respect of this Section 3.16 on the Effective Date, the representation and warranty made under the foregoing clause (ii) shall be deemed to made as though the word “materially” were in front of the word “adverse” in such clause (ii)). For purposes of this Section 3.16, it is understood that the resolution in the ordinary course of business of an employee grievance seeking to enforce the IBT MOU terms will not be deemed to constitute an amendment, waiver of other modification to the IBT MOU.

SECTION 3.17. Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date, the Borrower and its Subsidiaries, taken as a whole, are and will be Solvent.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to agree to the Transactions contemplated hereby and of the Issuing Banks to issue or amend Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from (i) each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other legal opinions, certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit E.

(b) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Kirkland & Ellis LLP, counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent and covering such other matters relating to the Borrower, the Loan Parties, this Agreement, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and the other initial Loan Parties, the authorization of the Transactions and any other legal matters relating to the Borrower and such Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit E.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e) The Administrative Agent shall have received all other fees and other amounts due and payable on or prior to the Effective Date (other than, for the avoidance of doubt, the Deferred Amounts) and reimbursement or payment of all invoiced out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(f) The Administrative Agent shall have received evidence reasonably satisfactory to it the YRRFC Receivables Facility shall have been terminated and cancelled and all Indebtedness thereunder shall have been fully repaid and any and all liens thereunder shall have been terminated.

(g) The Administrative Agent shall have received a borrowing subsidiary termination reasonably satisfactory to it in respect of Reimer Express Lines Ltd./Reimer Express Ltee.

(h) All of the conditions to the Restructuring Transaction, as set forth in the Restructuring Agreement, shall be satisfied.

(i) The Administrative Agent shall have received such other documents, certificates, instruments and opinions, all in form and substance reasonably acceptable to the Administrative Agent and as further described in the list of closing documents attached as Exhibit E.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event. The obligation of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction or waiver of the following conditions:

(a) The representations and warranties of the Borrower set forth in each Loan Document shall be true and correct in all material respects on and as of the date of such issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

(b) At the time of and immediately after giving effect to such issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) No law or regulation shall prohibit, and no order, judgment or decree of any Governmental Authority shall enjoin, prohibit or restrain, any Issuing Bank or Lender from issuing, renewing or extending the face amount of or participating in the Letter of Credit requested to be issued, renewed or extended.

Each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the US Tranche Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated (or otherwise have been cash collateralized or backstopped in a manner reasonably acceptable to the Administrative Agent and the applicable Issuing Bank) and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent for distribution to each Lender:

(a) within 90 days after the end of each fiscal year of the Borrower (or, if earlier, concurrently with the filing thereof with the Securities and Exchange Commission or any national securities exchange in accordance with applicable law or regulation), (i) its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and (ii) with respect to the Borrower’s operating segments and Regional Sub-Segments, consolidating, its unaudited consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if earlier, concurrently with the filing thereof with the Securities and Exchange Commission or any national securities exchange in accordance with applicable law or regulation), its unaudited consolidated (and, with respect to the Borrower’s operating segments and Regional Sub-Segments, consolidating) balance sheet and related unaudited statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) within 30 days after the end of each of the first two months in any fiscal quarter of the Borrower, its unaudited consolidated balance sheet and related unaudited statements of operations and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d) concurrently with any delivery of financial statements under clause (a), (b) or (c) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) solely in connection with the delivery of financial statements under clause (a) or (b) above, setting forth reasonably detailed calculations demonstrating compliance with Section 6.07, as applicable;

(e) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Event of Default with respect to Section 6.07 (which certificate may be limited to the extent required by accounting rules or guidelines);

(f) within 45 days after the end of each quarter of each fiscal year of the Borrower, its unaudited consolidated (and, with respect to the Borrower’s operating segments and Regional Sub-Segments, consolidating) balance sheet and related unaudited statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year as of the end of such fiscal quarter.

(g) (i) on or before the fifth Business Day of each fiscal month, the Borrower shall deliver to the Administrative Agent projections of the weekly cash flows for the 13-week period commencing on the first day of such fiscal month (the “13-Week Cash Flow Projections”) which (A) reflect the Borrower’s and its Domestic Subsidiaries’ consolidated projected cash receipts and cash expenditures for their corporate and other operations and (B) contain comments of management of the Borrower and, if then engaged, comments of the Borrower Financial Advisor, all in a form reasonably satisfactory to the Administrative Agent and (ii) on or before the Wednesday of each calendar week, the Borrower shall submit to the Administrative Agent a variance report reflecting on a line-item basis the actual results (all in reasonably appropriate detail) for the previous calendar week and the percentage variance of such actual results from those projected for such previous calendar week on the most current 13-Week Cash Flow Projections delivered under the terms of this Credit Agreement prior to such date, all in the form set forth on Schedule 5.01(g); provided that, if in respect of any fiscal month (the “Current Month”), the Borrower’s (i) Available Cash as of the last Business Day of the immediately preceding fiscal month (the “Previous Month”) was equal to or greater than $200,000,000 and (ii) Consolidated EBITDA for the twelve month period ending as of the end of the Previous Month was equal to or greater than $300,000,000, the Borrower shall not be obligated to deliver the 13-Week Cash Flow Projections pursuant to this clause (g) or the variation reports in respect thereof pursuant to clause (h) below for such Current Month;

(h) on or before the fifth (5th) Business Day of each fiscal month, the Borrower shall submit to the Administrative Agent a variance report reflecting on a line-item basis the actual results (all in appropriate detail) for the previous calendar month and the percentage variance of such actual results from those projected for such previous calendar month on the most current 13-Week Cash Flow Projections delivered under the terms of this Credit Agreement prior to such date, all in a form and demonstrating such detail as is reasonably satisfactory to the Administrative Agent;

(i) on each Business Day, by no later than 5:00 p.m. (NYC time) on such Business Day, the Borrower shall provide the calculation (in the form delivered to the Administrative Agent on October 22, 2009) of Available Cash (tested on each Business Day based on the daily average as of the end of business for the immediately preceding three (3) Business Days) in respect of such Business Day via e-mail PDF (or other electronic format reasonably acceptable to the Administrative Agent) to the Administrative Agent at the following e-mail address YRC_Liquidity_Reporting@jpmorgan.com; provided that if the Decreased Reporting Condition has occurred (and the Increased Reporting Condition has not occurred subsequent to the most recent date on which the Decreased Reporting Condition has been satisfied), then the Borrower shall only be required to provide the calculation described in this clause (i) by no later than 5:00 p.m. (NYC time) on each Friday; provided, further, that if the Increased Reporting Condition occurs following the occurrence of the Decreased Reporting Condition, then the Borrower shall once again be required to provide the calculation described in this clause (i) by no later than 5:00 p.m. (NYC time) on each Business Day;

(j) [intentionally omitted];

(k) promptly following any request therefor, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act and (if applicable) the Money Laundering Regulations 2003 of the United Kingdom (as amended);

(l) promptly upon (and in any event within five (5) Business Days after) becoming aware thereof, copies of (to the extent not otherwise provided pursuant to the terms of this Agreement): (i) any written information or notices (other than any administrative notices or notices containing information provided to the Lenders pursuant to the terms herein) given by or to the applicable agent and the parties under the Contribution Deferral Agreement; and (ii) any proposed amendment, supplement, waiver or other modification to the Contribution Deferral Agreement (with final executed copies of the same to be delivered to the Administrative Agent within five (5) Business Days of execution thereof);

(m) on or before the tenth (10th) Business Day of each fiscal month, the Borrower shall provide to the Administrative Agent a certificate of a Financial Officer reasonably detailing the aggregate amount of Net Cash Proceeds received in respect of an event described in clause (b) of the definition of the term “Prepayment Event” during the previous fiscal month;

(n) [intentionally omitted];

(o) promptly following distribution thereof, (i) all material written reports and information required to be delivered to the holders of the 6% Convertible Senior Notes and/or the trustee under the 6% Convertible Senior Note Indenture pursuant to the terms of the 10% Restructuring Convertible Senior Note Indenture and any related documents (if not already delivered pursuant hereto), (ii) all material written reports and information required to be delivered to the holders of the 10% Restructuring Convertible Senior Notes and/or the trustee under the 10% Restructuring Convertible Senior Note Indenture pursuant to the terms of the 10% Restructuring Convertible Senior Note Indenture and any related documents (if not already delivered pursuant hereto), and (iii) all material written reports and information required to be delivered to the holders of the 10% New Convertible Senior Notes and/or the trustee under the 10% New Convertible Senior Note Indenture pursuant to the terms of the 10% New Convertible Senior Note Indenture and any related documents (if not already delivered pursuant hereto); and

(p) promptly following any request therefor, such other information regarding the operations, business affairs or financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request;

Documents required to be delivered pursuant to clauses (a), (b), (c) and (o) of this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the U.S. Securities and Exchange Commission’s Electronic Data Gathering and Retrieval System (or its successor system).

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent (for distribution to each Lender) prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $10,000,000;

(d) any labor matters which could reasonably be expected, individually or in the aggregate to be materially adverse to the Lenders;

(e) the date on which the aggregate net book value of trucks and other vehicles and rolling stock, leased or owned, of the Borrower or any of its Domestic Subsidiaries registered or titled in Mexico and Canada exceeds $3,000,000;

(f) any other development (other than a development with respect to a Multiemployer Plan, unless such development is the occurrence of an ERISA Event with respect to such Multiemployer Plan) that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(g) any proposed amendments, modifications or other changes to the MOU.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except for such rights, licenses, permits, privileges and franchises the loss of which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 6.03 or any asset sale not prohibited by the terms of this Agreement.

SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition (ordinary wear and tear and casualty and condemnation excepted), except in any case where the failure to do so could not reasonably be expected to result in a Material Adverse Effect and (b) maintain, with financially sound and reputable insurance companies (i) insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided that each of the Borrower and its Subsidiaries may self-insure to the same extent as other companies in similar businesses and owning similar properties in the same general areas in which the Borrower or each such Subsidiary, as applicable, operates and (ii) all insurance required pursuant to the Collateral Documents. The Borrower will furnish to the Lenders, promptly following the request of the Administrative Agent, information in reasonable detail as to the insurance so maintained. The Borrower shall deliver to the Administrative Agent and maintain endorsements (x) to all “All Risk” physical damage insurance policies on all of the Collateral naming the Administrative Agent as lender loss payee, and (y) to all general liability and other liability policies naming the Administrative Agent an additional insured. Subject to the terms, conditions and provisions of the Intercreditor Agreement, in the event the Borrower or any of its Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent deems advisable seven (7) days after notification to the Borrower of such intent. All sums so disbursed by the Administrative Agent shall constitute part of the Obligations, payable as provided in this Agreement. The Borrower will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding.

SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender (including, without limitation, financial and other professional advisors retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested (other than (a) information restricted by a customary third party confidentiality agreement and (b) other information (i) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or (ii) that is subject to attorney client or similar privilege or constitutes attorney work-product). The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants). Such inspections and examinations described in the preceding sentence (i) by or on behalf of any Lender shall, unless occurring at a time when an Event of Default shall be continuing, be at such Lender’s expense and (ii) by or on behalf of the Administrative Agent, other than the first four such inspections or examinations occurring during any calendar year or any inspections and examination occurring at a time when an Event of Default shall be continuing, shall be at the Administrative Agent’s expense; all other such inspections and visitations shall be at the Borrower’s expense.

SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except (i) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, or (ii) where the necessity of compliance therewith is contested in good faith by appropriate proceedings and, to the extent applicable, the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP.

SECTION 5.08. Use of Proceeds and Letters of Credit. The Borrower will use the proceeds of the Loans and the Letters of Credit, as applicable, only for working capital needs and for general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09. Subsidiary Guarantors.

(a) On the Effective Date the Borrower will cause each Domestic Subsidiary existing as of the Effective Date to become a party to the Subsidiary Guarantee Agreement. The Borrower will cause any Person that becomes a Domestic Subsidiary after the Effective Date (i) to execute and deliver to the Administrative Agent, within ten (10) Business Days (or such later date as may be agreed upon by the Administrative Agent in its sole discretion) a supplement to the Subsidiary Guarantee Agreement, in the form prescribed therein, guaranteeing the Secured Obligations and (ii) concurrently with the delivery of such supplement, to deliver to the Administrative Agent (to the extent requested by the Administrative Agent) (x) evidence of action of such Person’s board of directors or other governing body authorizing the execution, delivery and performance thereof and (y) a favorable written opinion of counsel for such Person, in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to such Person and the Subsidiary Guarantee Agreement as the Administrative Agent may reasonably request.

(b) Notwithstanding the foregoing, neither YRCW Receivables nor YRRFC shall be required to become Subsidiary Guarantors until the earlier of (i) the date that is one year and two days following the date on which such entity ceases being a borrower under a Permitted Receivables/ABL Facility and (ii) the date that such entity is required to do so pursuant to the terms of Section 6.11.

(c) If, in compliance with the terms and provisions of the Loan Documents, the Borrower or any Subsidiary (i) sells or otherwise transfers Equity Interests of any Subsidiary Guarantor to any Person which is not the Borrower or a Subsidiary (other than a Foreign Subsidiary in connection with an Investment permitted under Section 6.13(c)) and after giving effect to such sale or transfer the Borrower and the other Loan Parties shall cease to own any of the Equity Interests of such Subsidiary Guarantor or (ii) liquidates or dissolves any Subsidiary Guarantor to the extent expressly permitted in this Agreement, the Administrative Agent will, on behalf of the Lenders, execute and deliver to the Borrower a release of such Subsidiary Guarantor from its obligations under the Subsidiary Guarantee Agreement.

SECTION 5.10. Pledges; Collateral; Further Assurances Subject to the terms, conditions and provisions of the Intercreditor Agreement.

(a) The Borrower shall cause, and shall cause each other Subsidiary to cause, all of its respective property (with such exceptions as to materiality, cost and material credit support, in each case, to the extent determined in the reasonable discretion of the Administrative Agent; and, for the avoidance of doubt, no property of a Foreign Subsidiary (including the Equity Interest of any other Foreign Subsidiary owned by such Foreign Subsidiary) shall be required to be provided as Collateral to the extent the Administrative Agent shall reasonably determine that, in light of the cost and expense associated therewith, such property would not provide material Collateral for the benefit of the Holders of Secured Obligations) to be subject at all times to first priority, perfected Liens in favor of or for the benefit of the Administrative Agent, for the benefit of the Holders of Secured Obligations, subject in each case to Liens permitted by Section 6.02. For the avoidance of doubt, no Excluded Property shall be subject to the requirements of this Section 5.10(a).

(b) Without limiting the foregoing, subject to the terms of the Collateral Documents (including, without limitation, the Intercreditor Agreement), the Borrower will, and will cause each applicable Loan Party to, promptly, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments (which may include an amendment to this Agreement and/or an amendment and restatement of this Agreement), and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust, Mortgage Instruments and other documents, engaging any necessary collateral agent and such other actions or deliveries of the type required by Section 4.01, as applicable), which are required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Borrower, in each case, within 45 days of such request (or such longer period as approved by the Administrative Agent).

(c) If any assets (including any real property or improvements thereto or any interest therein but excluding Excluded Property) are acquired by the Borrower or (subject to clause (a) above) any applicable Subsidiary (other than assets constituting Collateral under the Collateral Documents that become subject to the Lien in favor of or for the benefit of the Administrative Agent, for the benefit of the Holders of Secured Obligations upon acquisition thereof), the Borrower will promptly notify the Administrative Agent thereof, and, if requested by the Administrative Agent in accordance with the terms of this Agreement, the Borrower will cause such assets to be subject to a Lien securing the Secured Obligations and will take, and cause the other applicable Subsidiaries to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (b) of this Section, all at the expense of the Borrower, in each case, within 45 days of such request (or such longer period as approved by the Administrative Agent).

(d) Notwithstanding the foregoing neither YRCW Receivables nor YRRFC shall be required to grant a security interest in any of its assets, so long as such entity is not required to become Subsidiary Guarantors pursuant to the terms of Section 5.09(b).

SECTION 5.11. Quarterly Conference Calls. The Borrower shall arrange for members of management of the Borrower to participate in conference calls with the Administrative Agent and the Lenders on a quarterly basis and, at the reasonable request of and upon reasonable advance notice by the Administrative Agent, on a more frequent basis.

ARTICLE VI

Negative Covenants

Until the US Tranche Revolving Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated (or otherwise have been cash collateralized or backstopped in a manner reasonably acceptable to the Administrative Agent and the applicable Issuing Bank) and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) the Secured Obligations;

(b) Indebtedness set forth in Schedule 6.01 and extensions, renewals, restructurings, refinancings and replacements of any such Indebtedness in accordance with clause (f) hereof;

(c) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided that (i) Indebtedness of any Subsidiary that is not a Domestic Loan Party to any Domestic Loan Party (other than such Indebtedness set forth on Schedule 6.13) shall be subject to the limitations set forth in Section 6.13(c) and (ii) Indebtedness of any Domestic Loan Party to any Subsidiary that is not a Domestic Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;

(d) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided that (i) the Indebtedness so guaranteed is permitted by this Section 6.01, (ii) Guarantees by the Borrower or any Loan Party of Indebtedness of any Subsidiary that is not a Domestic Loan Party shall be subject to Section 6.13(c) and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations of the applicable Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

(e) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition or construction of any new and unused fixed or capital assets, including Capitalized Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals, restructurings, refinancings and replacements of any such Indebtedness in accordance with clause (f) hereof; provided that (i) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $25,000,000 at any time outstanding;

(f) Indebtedness which represents an extension, restructuring, refinancing, replacement or renewal of any of the Indebtedness described in clauses (b), (e), (q), (r) and (s) hereof; provided that, (i) the principal amount of such Indebtedness is not increased except by an amount equal to (x) any existing commitments unutilized thereunder, (y) by a reasonable premium, and fees and expenses reasonably incurred, in connection with such extension, restructuring, refinancing, replacement or renewal and (z) accrued interest in respect of Indebtedness extended, restructured, refinanced, replaced or renewed, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, restructuring, refinancing, replacement or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, restructured, refinanced, replaced or renewed, (v) the terms, taken as a whole, of any such extension, restructuring, refinancing, replacement or renewal are not less favorable to the obligor thereunder than the original terms of such Indebtedness and (vi) if the Indebtedness that is restructured, refinanced, renewed, replaced or extended was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the restructuring, refinancing, replacement, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the restructured, refinanced, replaced, renewed, or extended Indebtedness;

(g) Indebtedness of the Borrower or any Subsidiary incurred pursuant to a Permitted Receivables/ABL Facility in an aggregate principal amount not to exceed $400,000,000 at any time outstanding;

(h) Indebtedness of the Borrower or any Subsidiary as an account party in respect of trade letters of credit;

(i) Indebtedness (i) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds for a period not more than five (5) Business Days after any Financial Officer has knowledge thereof and (ii) in respect of customary netting services and overdraft protections in connection with deposit accounts, in each case for clauses (i) and (ii) in the ordinary course of business;

(j) Indebtedness incurred pursuant to Swap Agreements entered into in the ordinary course of business and not for speculative purposes and in respect of Cash Management Obligations;

(k) Indebtedness owed to (including obligations in respect of letters of credit for the benefit of) any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such Person and incurred in the ordinary course of business;

(l) Indebtedness of the Borrower and its Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds, completion guarantees, workers’ compensation claims, self-insurance obligations, performance bonds, export or import indemnitees or similar instruments, customs bonds, governmental contracts, leases, and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(m) Indebtedness in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made hereunder;

(n) Indebtedness (i) incurred in the ordinary course of business in connection with the financing of insurance premiums and (ii) in respect of (w) all Take or Pay Obligations described in item 3, of Schedule 6.01 and in existence as of the Effective Date (and any extension, replacements or renewals thereof to the extent the original contract amount is not increased), (x) any renewal, extension or replacement of any contract in respect of any Take or Pay Obligations described in the foregoing clause (w) to the extent that such renewal, extension or replacement increases the original amount of such contract, (y) any other Take or Pay Obligations incurred after the Effective Date (and any extension, replacements or renewals thereof to the extent the original contract amount is not increased) and (z) any renewal, extension or replacement of any contract in respect of any Take or Pay Obligations described in the foregoing clause (y) to the extent that such renewal, extension or replacement increases the original amount of such contract; provided that the aggregate amount of the Take or Pay Obligations described in the foregoing clauses (x), (y) and (z) shall not exceed $15,000,000;

(o) Attributable Debt or any other Capitalized Lease Obligations incurred in connection with Sale and Leaseback Transactions existing on the Effective Date or otherwise permitted under this Agreement;

(p) Indebtedness in respect of the Specified Pension Fund Obligations and Guarantees thereof by any Subsidiary Guarantor solely to the extent such Subsidiary Guarantor owns any Specified Properties subject to a Lien permitted under Section 6.02(m) to secure such Specified Pension Fund Obligations (and, for the avoidance of doubt, the dollar amount of any such Guarantee in respect of any Specified Pension Fund Obligations shall be limited to the Specified Value of the Specified Properties owned by such Subsidiary Guarantor securing such Specified Pension Fund Obligations) in an aggregate principal amount not to exceed the amount outstanding as of the Effective Date at any time outstanding;

(q) Indebtedness in respect of the 6% Convertible Senior Notes in an aggregate principal amount not to exceed $70,000,000 at any time outstanding;

(r) Indebtedness in respect of the 10% Restructuring Convertible Senior Notes in an aggregate principal amount not to exceed $140,000,000 (plus any increase in the principal amount thereof in respect of any interest or liquidated damages paid in kind (rather than in cash) thereunder in accordance with the terms and conditions of the 10% Restructuring Convertible Senior Note Indenture in effect as of the Effective Date, but minus any principal payments in respect thereof made in accordance with the terms and conditions of this Agreement) at any time outstanding;

(s) Indebtedness in respect of the 10% New Convertible Senior Notes in an aggregate principal amount not to exceed $100,000,000 (plus any increase in the principal amount thereof in respect of any interest or liquidated damages paid in kind (rather than in cash) thereunder in accordance with the terms and conditions of the 10% New Convertible Senior Note Indenture in effect as of the Effective Date, but minus any principal payments in respect thereof made in accordance with the terms and conditions of this Agreement) at any time outstanding;

(t) to the extent constituting Indebtedness, the Borrower and its Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 6.13;

(u) Indebtedness of the Borrower or any of its Subsidiaries incurred in respect of Sale and Leaseback Transactions expressly permitted by Section 6.18; and

(v) Indebtedness under any letter of credit (to the extent collateralized with cash, Permitted Investments, deposit accounts or securities accounts maintaining cash, Permitted Investments or investment property or the proceeds of the foregoing); provided that the aggregate principal amount of Indebtedness permitted by this clause (v) shall not exceed $125,000,000 at any time outstanding;

(w) other Indebtedness in an aggregate principal amount not exceeding $25,000,000 at any time outstanding.

SECTION 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Borrower or any Subsidiary set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary (other than proceeds and accessions) unless otherwise permitted hereunder and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals, restructurings, refinancings and replacements thereof that do not increase the outstanding principal amount thereof unless otherwise permitted by Section 6.01;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary (other than proceeds or accessions) unless otherwise permitted hereby and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals, restructurings and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary (and proceeds and accessions thereto); provided that (i) the aggregate amount of Indebtedness secured by such Liens shall not exceed $50,000,000 at any time, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary unless otherwise permitted hereunder;

(e) (i) Liens arising under Permitted Receivables/ABL Facilities; provided that the principal amount of Indebtedness secured by such Liens shall not exceed $400,000,000 and (ii) Liens in favor of any Loan Party on Permitted Receivables/ABL Facility Assets securing the payment of any intercompany promissory note made by the Receivables Entity under a Permitted Receivables/ABL Facility, all in accordance with the terms and conditions of the Permitted Receivables/ABL Facility Documents;

(f) Liens pursuant to any Loan Document or in respect of any Swap Agreement permitted under Section 6.14;

(g) leases, licenses, subleases and sublicenses created in the ordinary course of business which do not interfere in any material respect with the business of the Borrower or any Domestic Subsidiary or Foreign Subsidiary;

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(i) Liens (i) on cash advances or earnest money deposits in favor of the seller of any property to be acquired in a Permitted Acquisition or Investment permitted hereunder, which cash advances shall be applied against the purchase price for such Permitted Acquisition and (ii) consisting of an agreement to dispose of any property;

(j) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower of any of its Subsidiaries in the ordinary course of business;

(k) Subject to the terms and conditions of the Intercreditor Agreement, Liens on the applicable Specified Properties to secure the Specified Pension Fund Obligations and interest, fees, expenses, costs and indemnities incurred in connection therewith;

(l) Subject to the terms and conditions of the Intercreditor Agreement, third-priority Liens on those certain parcels of real property owned by the Borrower or any of its Subsidiaries which are not Specified Properties (such other parcels of real property which are identified on Schedule 6.02(m), the “Junior Lien Properties”) to secure the Specified Pension Fund Obligations and interest, fees, expenses, costs and indemnities occurred in connection therewith; provided that such Liens shall only be permitted hereunder to the extent that they remain in all respects subordinate, junior and subject to the Liens of the Holders of Secured Obligations in respect of such Junior Lien Properties;

(m) Subject to the terms and conditions of the Intercreditor Agreement, Liens arising under the 10% Restructuring Convertible Senior Notes Documents; provided that the principal amount of Indebtedness secured by such Liens shall not exceed the amount of Indebtedness permitted under Section 6.01(r);

(n) Subject to the terms and conditions of the Intercreditor Agreement, Liens arising under the 10% New Convertible Senior Notes Documents; provided that the principal amount of Indebtedness secured by such Liens shall not exceed the amount of Indebtedness permitted under Section 6.01(s);

(o) (i) Liens in favor of the trustee under the 6% Senior Notes Indenture arising pursuant to Section 7.07 thereof, (ii) Liens in favor of the collateral trustee under the 10% Restructuring Convertible Senior Notes Indenture arising pursuant to Section 7.07 thereof, (iii) Liens in favor of the collateral trustee under the 10% New Convertible Senior Notes Indenture arising pursuant to Section 7.07 thereof and (iv) Liens in favor of the escrow agent pursuant to Section 8(b) of the Escrow Agreements;

(p) Liens securing Indebtedness permitted under Section 6.01(u), Liens securing Indebtedness permitted under Section 6.01(n)(i) and Liens on cash collateral, deposit accounts, securities accounts, Permitted Investments and investment property and proceeds thereof securing Indebtedness permitted under Section 6.01(v); provided that the aggregate amount of cash and Permitted Investments subject to such Lien in respect of such Indebtedness permitted under Section 6.01(v) shall not exceed 105% of the amount of the Indebtedness secured thereby; and

(q) other Liens securing obligations; provided that the aggregate amount of Indebtedness (the terms and conditions of which Indebtedness, including, without limitation, the maturity thereof, shall be reasonably acceptable to the Administrative Agent) secured by Liens described in paragraphs (b) and (c) above and this paragraph (q) at any time does not exceed $25,000,000.

SECTION 6.03. Fundamental Changes. (a) The Borrower will not, and will not permit any Domestic Subsidiary or any Foreign Subsidiary to, merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or enter into any Asset Sale (in one transaction or in a series of related transactions) with respect to all or substantially all of its assets, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving organization, (ii) any Person may merge into or amalgamate or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary in connection with a Permitted Acquisition permitted pursuant to Section 6.04, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary, (iv) the Borrower and its Subsidiaries may enter into any asset sale not otherwise prohibited by Section 6.05, (v) (A) any Domestic Subsidiary may merge into or amalgamate or consolidate with any other Domestic Loan Party or, to the extent permitted by Section 6.13(c), any Foreign Subsidiary, (B) any Foreign Subsidiary may merge into or amalgamate or consolidate with any other Foreign Subsidiary, (C) any Foreign Subsidiary may merge into or amalgamate or consolidate with any Domestic Loan Party in a transaction in which such Domestic Loan Party is the surviving organization, (vi) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (vii) so long as no Event of Default exists or would result therefrom (in the case of a merger involving a Loan Party), any Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 6.13; provided that the continuing or surviving Person shall be a Subsidiary or the Borrower, which together with each of its Subsidiaries, shall have complied with the requirements of Section 5.09 and Section 5.10; provided, further, that any such merger under clause (i) or (ii) above involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related, ancillary or complementary thereto.

SECTION 6.04. Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to make any Acquisition, except the Permitted ABS Acquisition, the Permitted Acquisition and Acquisitions of Subsidiaries otherwise permitted hereunder; provided, that no Default exists immediately prior to, or after giving effect to any such Acquisition.

SECTION 6.05. Asset Sales. Neither the Borrower nor any of its Subsidiaries will consummate any Asset Sale unless:

(a) such Asset Sale (other than Investments permitted by Section 6.13) is made on an arms-length basis and for 85% cash consideration;

(b) the consideration received in connection with any Real Estate Asset Sale shall be equal to or greater than 85% of the appraised value (using an appraisal reasonably acceptable to the Administrative Agent) or, solely to the extent that an acceptable appraisal does not exist, 100% of the net book value of the asset subject to such Asset Sale;

(c) the consideration received in connection with any Non-Real Estate Asset Sale and involving an asset with a net book value in excess of $5,000 shall be equal to or greater than 100% of the net book value of the asset subject to such Asset Sale;

(d) the Net Cash Proceeds in respect of all property disposed of in such Asset Sale, when aggregated with any other Asset Sales (other than those Asset Sales described on Schedule 6.05(d)) consummated during the same fiscal year of the Borrower, shall not exceed an aggregate amount of $25,000,000 during any fiscal year of the Borrower; provided that any Net Cash Proceeds resulting from the sale or other disposition of real property which collateralizes the 2009 Pension Deferred Obligations in a first lien position subject to the terms of the Intercreditor Agreement shall not be counted against the limitations set forth in this clause (d);

(e) no Default or Event of Default has occurred and is continuing prior to making such Asset Sale or would arise after giving effect (including pro forma effect reasonably acceptable to the Administrative Agent) thereto; and

(f) with respect to each Real Estate Asset Sale occurring after July 30, 2009, the Borrower has delivered a certificate in respect thereof in form and substance reasonably satisfactory to the Administrative Agent;

provided that, for the avoidance of doubt, to the extent that multiple assets are being sold in an Asset Sale or series of related Asset Sales, the percentage thresholds referenced in the foregoing clauses (b) and (c) shall be deemed satisfied so long as the aggregate consideration received in respect of such assets pursuant to such Asset Sale(s) equals or exceeds the relevant percentage of the aggregate appraised value or net book value, as applicable, of such assets.

SECTION 6.06. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except in each of the following circumstances: (a) transactions between or among (i) the Loan Parties and (ii) the Foreign Subsidiaries, (b) transactions among the Borrower and its Affiliates otherwise permitted by the express terms of this Agreement, (c) transactions among the Borrower or its

Subsidiaries and their Affiliates in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (d) the Transactions and the payment of fees and expenses as part of or in connection with the Transactions, (e) employment and severance arrangements between the Borrower and its Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business, and (f) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of the Borrower and its Subsidiaries in the ordinary course of business.

SECTION 6.07. Financial Covenants.

(a) Maximum Total Leverage Ratio. The Borrower will not permit the Total Leverage Ratio as of the end of the Test Period ending as of the end of each of its fiscal quarters set forth below to exceed the applicable ratio set forth below:

Test Period Ending	Maximum Total Ratio
March 31, 2012	9.00 to 1.00
June 30, 2012	9.30 to 1.00
September 30, 2012	7.00 to 1.00
December 31, 2012	5.90 to 1.00
March 31, 2013	5.30 to 1.00
June 30, 2013	4.60 to 1.00
September 30, 2013	4.00 to 1.00
December 31, 2013	3.60 to 1.00
March 31, 2014	3.30 to 1.00
June 30, 2014	3.20 to 1.00
September 30, 2014	3.00 to 1.00
December 31, 2014	3.10 to 1.00

(b) Minimum Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio as of the end of the Test Period ending as of the end of each of its fiscal quarters set forth below to be less than the applicable ratio set forth below:

Test Period Ending	Minimum Interest Coverage Ratio
March 31, 2012	1.00 to 1.00
June 30, 2012	1.10 to 1.00
September 30, 2012	1.40 to 1.00
December 31, 2012	1.70 to 1.00
March 31, 2013	1.80 to 1.00
June 30, 2013	2.20 to 1.00
September 30, 2013	2.50 to 1.00
December 31, 2013	2.80 to 1.00
March 31, 2014	3.00 to 1.00
June 30, 2014	3.20 to 1.00
September 30, 2014	3.30 to 1.00
December 31, 2014	3.30 to 1.00

(c) Minimum Cash. From and after the Effective Date, the Borrower will maintain Available Cash equal to or greater than $50,000,000 at all times.

(d) Minimum Consolidated EBITDA. The Borrower will not permit Consolidated EBITDA for any four consecutive fiscal quarter period ending as of the end of each of its fiscal quarters set forth below to be less than the amount set forth opposite such period:

Four Consecutive Fiscal Quarter Period Ending	Minimum Consolidated EBITDA
September 30, 2011	$125,000,000
December 31, 2011	$125,000,000
March 31, 2012	$160,000,000
June 30, 2012	$160,000,000
September 30, 2012	$210,000,000
December 31, 2012	$250,000,000
March 31, 2013	$275,000,000
June 30, 2013	$325,000,000
September 30, 2013	$370,000,000
December 31, 2013	$415,000,000
March 31, 2014	$450,000,000
June 30, 2014	$475,000,000
September 30, 2014	$495,000,000
December 31, 2014	$495,000,000

(e) Maximum Capital Expenditures. The Borrower will not, nor will it permit any Subsidiary to, incur or make any Capital Expenditures during any period set forth below in an amount exceeding the amount set forth opposite such period:

Period	Maximum Capital Expenditures
For the two consecutive fiscal quarters ending December 31, 2011	$90,000,000
For the four consecutive fiscal quarters ending December 31, 2012	$200,000,000
For the four consecutive fiscal quarters ending December 31, 2013	$250,000,000
For the four consecutive fiscal quarters ending December 31, 2014	$355,000,000
For the fiscal quarter ending March 31, 2015	$90,000,000

(i) The amount of “Maximum Capital Expenditures” set forth in the table above in respect of any “Period” in such table (a “Period”) shall be decreased by the aggregate amount of Indebtedness incurred by the Borrower or any Subsidiary in reliance on Section 6.01(e) during such Period.

(ii) Notwithstanding anything to the contrary contained above, to the extent that the aggregate amount of Capital Expenditures made by the Borrower and its Subsidiaries (plus the aggregate amount of Indebtedness incurred as described in the foregoing clause (i)) in any Period that reduced the amount of Capital Expenditures that could be made in such Period pursuant to the table above (but disregarding any Capital Expenditures made in reliance on any Rollover Amount utilized during such year) is less than the maximum amount set forth in the table above, fifty percent (50%) of the amount of such difference (the “Rollover Amount”) may be carried forward and used to make Capital Expenditures in the immediately succeeding fiscal year (with such Rollover Amount deemed utilized first in such succeeding fiscal year).

(iii) In addition to the Capital Expenditures permitted pursuant to the preceding paragraph, the Borrower and its Subsidiaries may make additional Capital Expenditures at any time in an amount not to exceed the portion, if any, of the Available Basket Amount the date of such Capital Expenditure that the Borrower elects to apply to this Section 6.07(e)(iii), so long as no Event of Default has occurred and is continuing or would result therefrom.

SECTION 6.08. [Reserved].

SECTION 6.09. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any Collateral to secure the Secured Obligations; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law or by any Loan Document, the Senior Notes Documents, the Contribution Deferral Agreement, or a Permitted Receivables/ABL Facility, (ii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or an asset pending such sale, provided such restrictions and conditions apply only to the Subsidiary or the asset, as applicable, that is to be sold and such sale is permitted hereunder, (iii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iv) customary provisions in leases, subleases, licenses or sublicenses and other contracts restricting the assignment, lease, sublease, license or sublicense thereof (or otherwise restricts the granting of a Lien on the assets subject thereto), (v) customary provisions in joint venture agreements and similar agreements and applicable solely to such joint venture.

SECTION 6.10. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may make Restricted Payments with respect to its Equity Interests payable solely in additional shares of its Equity Interests, or, in the case of preferred stock, may increase the aggregate liquidation value thereof, (b) Subsidiaries may make Restricted Payments ratably with respect to their Equity Interests, (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for directors, officers, members of management or employees of the Borrower and its Subsidiaries, (d) to the extent constituting Restricted Payments, the Borrower and its Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 6.13, (e) any Restricted Payment made in connection with consummation of the Transactions and (f) the Borrower and its Subsidiaries may make any other Restricted Payment so long as (i) no Default or Event of Default has occurred and is continuing prior to making such Restricted Payment or would arise after giving effect (including pro forma effect acceptable to the Administrative Agent) thereto and (ii) the Total Leverage Ratio would not exceed 2.00 to 1.00 after giving effect (including pro forma effect reasonably acceptable to the Administrative Agent) thereto.

SECTION 6.11. Guarantors Under other Indebtedness. The Borrower shall not at any time permit any Domestic Subsidiary to guaranty any other Indebtedness of the Borrower or any of its Subsidiaries in an aggregate amount of $5,000,000 or more unless and until such Domestic Subsidiary has become a Subsidiary Guarantor pursuant to, and in accordance with the terms of, Section 5.09 and, if applicable, complied with the terms of Section 5.10 hereof.

SECTION 6.12. Collateral in Respect of First Tier Foreign Insurance Subsidiaries. The Borrower shall not and shall not permit any Subsidiary to (i) pledge any Equity Interests of any First Tier Foreign Insurance Subsidiary or (ii) grant a security interest in any of the property of any First Tier Foreign Insurance Subsidiary to any Person other than to or for the benefit of the Administrative Agent, for the benefit of the Holders of Secured Obligations and to or for the benefit of the collateral trustee for the benefit of the holders of the 10% New Money Convertible Senior Notes and 10% Restructuring Convertible Senior Notes.

SECTION 6.13. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other equity interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of related transactions) any other Person or any assets of any other Person constituting a business unit (collectively, “Investments”), except:

(a) Permitted Investments;

(b) Investments by the Borrower and its Subsidiaries described on Schedule 6.13 and extensions, renewals or replacements thereof;

(c) Investments made by the Borrower in or to or for the benefit of any Subsidiary and made by any Subsidiary in or to or for the benefit of the Borrower or any other Subsidiary; provided that the aggregate amount of such Investments made by Loan Parties to Subsidiaries that are not Domestic Loan Parties shall not exceed $5,000,000 in the aggregate at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(d) loans and advances to officers, directors and employees of the Borrower or its Subsidiaries in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) not to exceed $1,000,000 in the aggregate at any time outstanding;

(e) the Borrower and its Subsidiaries may (i) acquire and hold accounts receivables or other extensions of credit owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) endorse negotiable instruments for collection in the ordinary course of business, (iii) make lease, utility and other similar deposits or any other advance or deposit permitted by this Agreement in the ordinary course of business or (iv) make prepayments and deposits to suppliers in the ordinary course of business;

(f) Investments incurred pursuant to permitted Swap Agreements under Section 6.14;

(g) Investments to establish new wholly-owned Subsidiaries to the extent such Subsidiary shall comply with Section 5.09;

(h) Investments in securities or other assets of trade creditors, customers or other Persons in the ordinary course of business and consistent with such Loan Party’s past practices that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(i) Investments to the extent such Investments reflect an increase in the value of Investments otherwise permitted under this Section 6.13;

(j) Investments in deposit accounts or securities accounts opened in the ordinary course of business provided such deposit accounts or securities accounts are subject to deposit account control agreements or securities account control agreement if required hereunder;

(k) Investments by any Loan Parties arising from the capitalization or forgiveness of any Indebtedness owed to it by any other Loan Party or received in connection with the bankruptcy or reorganization of, or the settlement of delinquencies of, customers and suppliers of the Borrower and its Subsidiaries;

(l) any Investment received in connection with an Asset Sale made pursuant to the provisions of Section 6.05 hereof or any other disposition of assets not constituting an Asset Sale;

(m) Capital Expenditures otherwise permitted under this Agreement;

(n) Investments in connection with contractual put rights or offer rights in respect of the Jiayu Acquisition;

(o) repurchase or repayment of any Indebtedness to the extent not prohibited by this Agreement;

(p) Investments (i) constituting pledges, deposits or advances permitted under Section 6.02, (ii) transactions permitted under Section 6.04 and (iii) Restricted Payments permitted under Section 6.10;

(q) Investments by any Subsidiary of the Borrower in connection with Guarantees of any Specified Pension Fund Obligations solely to the extent issued in connection with a Lien permitted under Sections 6.02(l) or (m);

(r) Investments made in connection with the Transactions;

(s) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(t) Investments to the extent that payment for such Investments is made solely with Equity Interests of the Borrower;

(u) Investments represented by subordinated intercompany promissory notes made by the Receivables Entity under a Permitted Receivables/ABL Facility in favor of any Loan Party, in respect of which promissory notes the Collateral Agent has been granted a first-priority Lien thereon (subject to Permitted Liens);

(v) Investments made by the Borrower in YRCW Receivables on the Effective Date in order to capitalize such Receivables Entity in accordance with the terms and conditions of the ABL Credit Agreement; and

(w) any other Investment so long as the aggregate amount of all such Investments does not exceed $1,000,000 plus the Available Basket Amount at any time outstanding. The aggregate amount of an Investment at any one time outstanding for purposes of this Section 6.13 shall be deemed to be equal to (A) the aggregate amount of cash, together with the aggregate fair market value of property loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment minus (B) the aggregate amount of dividends, distributions or other payments received in cash in respect of such Investment (including by way of a sale or other disposition of such Investment).

The aggregate amount of an Investment at any one time outstanding for purposes of this Section 6.13 shall be deemed to be equal to (A) the aggregate amount of cash, together with the aggregate fair market value of property loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment minus (B) the aggregate amount of dividends, distributions or other payments received in cash in respect of such Investment (including by way of a sale or other disposition of such Investment).

SECTION 6.14. Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

SECTION 6.15. [Reserved].

SECTION 6.16. Certain Payments of Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, make or agree to pay or make, directly or indirectly, any voluntary or optional redemption of or voluntary or optional payment or other voluntary or optional distribution (whether in cash, securities or other property) of or in respect of principal of or interest on or any fee or other voluntary payment in connection with, any Indebtedness, including any sinking fund or similar deposit, in each case on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(a) payment of Indebtedness created under the Loan Documents;

(b) refinancing, renewals and replacements of Indebtedness to the extent permitted by Section 6.01;

(c) payments of intercompany Indebtedness to the extent that such intercompany Indebtedness is expressly permitted to remain outstanding pursuant to the terms of this Agreement;

(d) payments of Indebtedness under the 6% Convertible Senior Notes solely with the Net Cash Proceeds from any event described in clause (c) of the definition of “Prepayment Event” (i.e., from the issuance of any common stock or other Equity Interests by the Borrower or any Subsidiary); or

(e) after the date on which the Borrower has irrevocably paid in full in cash all principal, interest and other amounts under, and all other sums payable in respect of, the 6% Convertible Senior Notes (such date, the “Specified Date”), payments of Indebtedness under the 10% Restructuring Convertible Senior Notes with the Applicable Borrower Percentage of the Net Cash Proceeds received by the Borrower or any Subsidiary on or after the Specified Date from any event described in clause (c) of the definition of “Prepayment Event” (i.e., from the issuance of any common stock or other Equity Interests by the Borrower or any Subsidiary) (it being understood and agreed that (i) nothing in this clause (e) shall affect the Borrower’s obligation to prepay the Obligations in an aggregate amount equal to the Applicable Prepayment Percentage of any such Net Cash Proceeds in accordance with Section 2.12(d)

and (ii) the payments of Indebtedness under the 10% Restructuring Convertible Notes that are permitted to be made in reliance on this clause (e) shall be made solely from the Applicable Borrower Percentage of such Net Cash Proceeds and shall not exceed an aggregate amount of $70,000,000); provided that the price per share of such issuance of common stock or other Equity Interests must be equal to or higher than the “Conversion Price” (under and as defined in the 10% Restructuring Convertible Senior Note Indenture) then in effect on the date of such payment.

SECTION 6.17. Amendments of Material Documents. The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or waive any of its rights under (a) any agreement relating to any Material Indebtedness, (b) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, (c) the BofA Lease, (d) the RBS Lease, (e) the Volvo Lease, (f) the Contribution Deferral Agreement or (g) the IBT MOU, to the extent any such amendment, modification or waiver would be materially adverse to the Lenders (except to the extent that any such amendment, modification or waiver are no more restrictive to the Borrower than any refinancing of any such Indebtedness as would be permitted pursuant to the terms of Section 6.01(f)).

SECTION 6.18. Sale and Leaseback Transactions. The Borrower shall not, nor shall it permit any Subsidiary to, enter into any Sale and Leaseback Transaction other than the Sale and Leaseback Transactions set forth on Schedule 6.18.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise (including, without limitation, payments required to be made pursuant to the terms and conditions of Section 2.12);

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence), 5.08 5.09, 5.10 or 5.11 or in Article VI (other than (i) Section 6.07(c) with respect to which no Event of Default shall occur hereunder unless the Borrower violates such covenant for a period of three (3) consecutive Business Days (or, to the extent that the Borrower is only required to report Available Cash each Friday (rather than each Business Day) at such time, for a period of three (3) consecutive Fridays) and (ii) Section 5.01(n) and Section 5.01(o), with respect to which no Event of Default shall occur hereunder unless the Borrower violates such covenant and does not make the required delivery within five (5) Business Days of such violation);

(e) the Borrower or any Subsidiary Guarantor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or in any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; provided, further, for the avoidance of doubt, the existence of any right or option of any holder of any convertible Indebtedness to convert any Indebtedness represented thereby into Equity Interests of the Borrower and/or any cash settlement (including in respect of fractional shares) in connection with such conversion or the conversion of such Indebtedness shall not constitute an Event of Default under this clause (g);

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief in respect of the Borrower, any Domestic Subsidiary or any Foreign Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any Domestic Subsidiary or any Foreign Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower, any Domestic Subsidiary or any Foreign Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking bankruptcy, winding up, dissolution (other than any dissolution, solely to the extent expressly permitted herein), liquidation (other than any liquidation, solely to the extent expressly permitted herein), administration, moratorium, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any Domestic Subsidiary or any Foreign Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment or arrangement for the benefit of creditors or (vi) take any corporate action for the purpose of authorizing any of the foregoing;

(j) the Borrower, any Domestic Subsidiary or any Foreign Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 (to the extent not covered by independent third party insurance as to which the insurer has not denied coverage) shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or the Borrower or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

(o) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral with a value of $10,000,000 in the aggregate at any time purported to be covered thereby, except as permitted by the terms of any Loan Document; provided that no Event of Default shall occur under this clause (o) as a result of any loss of perfection or priority caused by the failure of the Administrative Agent to maintain possession of certificates delivered to it representing securities pledged under the Collateral Documents or to file UCC continuation statements, or, as to Collateral consisting of real property, to the extent such losses are covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer;

(p) any default or event of default (or events or terms of like import) shall occur under the RBS Lease, the Volvo Lease and/or the BofA lease which results in the acceleration of obligations under such leases (either singularly or collectively) in an aggregate amount (when aggregated with the Permitted Lease Waiver Amount) in excess of $5,000,000 thereunder and such default, event of default or similar event shall not have been fully and completely cured within fifteen (15) days of such occurrence; provided that any Event of Default arising under this clause (p) shall be deemed automatically waived if and to the extent that such default, event of default or similar event under the RBS Lease, the Volvo Lease and/or the BofA Lease, as applicable, is waived in accordance with the terms thereof;

(q) the Borrower or any of its Subsidiaries shall, on or after February 10, 2009, pay an aggregate amount to satisfy obligations under the RBS Lease, the Volvo Lease and/or the BofA Lease, as applicable, by repayment of obligations due to a default or event of default thereunder or any acceleration thereof, and inclusive of any fee or other amount paid in connection with any of the foregoing, to any lessors or other creditors who have exercised (or threatened to exercise) remedies, under either such lease (exclusive of any scheduled lease payments thereunder), as applicable (such aggregate amount paid on or after February 10, 2009, the “Permitted Lease Waiver Amount”), in excess of $5,000,000;

(r) any amortization event or other similar repayment event under any Permitted Receivables/ABL Facility which is triggered by a “Servicer Default” (or event or term of like import) under (and as defined in) the applicable Permitted Receivables/ABL Facility Documents; provided that any Event of Default arising under this clause (r) shall be deemed automatically waived if and to the extent that such “Servicer Default” under the Permitted Receivables/ABL Facility is waived in accordance with the terms thereof;

(s) the IBT MOU shall be declared invalid or illegal, shall be terminated, or shall no longer be in full force and effect; or

(t) (i) at any time during the period commencing on August 23, 2013 and ending on September 23, 2013, Available Cash is less than the sum of (A) $50,000,000 plus (B) the lesser of (x) $12,000,000 and (y) the then outstanding principal amount of the 6% Convertible Notes, (ii) at any time during the period commencing on September 24, 2013 and ending on October 23, 2013, Available Cash is less than the sum of (A) $50,000,000 plus (B) the lesser of (x) $24,000,000 and (y) the then outstanding principal amount of the 6% Convertible Notes, (iii) at any time during the period commencing on October 24, 2013 and ending on November 23, 2013, Available Cash is less than the sum of (A) $50,000,000 plus (B) the lesser of (x) $36,000,000 and (y) the then outstanding principal amount of the 6% Convertible Notes, or (iv) at any time during the period commencing on November 24, 2013 and ending on February 23, 2014, Available Cash is less than the sum of (A) $50,000,000 plus (B) the then outstanding principal amount of the 6% Convertible Notes; provided that immediately on and after the Borrower’s irrevocable payment in full in cash of all principal, interest and other amounts under, and all other sums payable in respect of the 6% Convertible Notes, this clause (t) shall be of no further force or effect;

then, and in every such Event of Default (other than an Event of Default with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any such principal or face amount not so declared to be due and payable or required to be prepaid may thereafter be declared to be due and payable or required to be prepaid), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Secured Obligations accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any Event of Default with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Secured Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

The Agent

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Each of the Lenders, on its behalf and on behalf of its affiliates Holders of Secured Obligations, acknowledges that in connection with any Permitted Receivables/ABL Facility the Borrower and its Subsidiaries may from time to time create Liens permitted by this Agreement on a substantial portion of their property, including Collateral, to secure obligations owed to Persons other than the Lenders and that Borrower and its Subsidiaries from time to time may request the Collateral Agent to execute and deliver releases and intercreditor and subordination agreements with respect to Liens on the Collateral created by the Loan Documents in connection with a Permitted Receivables/ABL Facility. Each of the Lenders, on its behalf and on behalf of its affiliates Holders of Secured Obligations, hereby irrevocably authorizes the Collateral Agent to release or subordinate on terms reasonably satisfactory to the Administrative Agent any Lien granted to or held by or on behalf of the Collateral Agent upon any Collateral (i) if approved, authorized or ratified in writing by the Required Lenders, or (ii) subject to a Permitted Lien. Upon request by the Administrative Agent at any time, each Lender, on its behalf and on behalf of its affiliates Holders of Secured Obligations, will confirm in writing the Collateral Agent’s authority to so direct the release or subordination of Liens on the Collateral created by the Loan Documents in respect of particular types or items of Collateral pursuant to this Article VIII. Subject to the terms of this paragraph, but without limitation of the foregoing, each Lender, on its behalf and on behalf of its affiliates Holders of Secured Obligations, authorizes the Collateral Agent to enter into at the request of Borrower, intercreditor and subordination agreements in form and substance reasonably satisfactory to the Administrative Agent. This paragraph is intended as an authorization by the Lenders to permit the Collateral Agent to take the actions described herein and neither Borrower nor any of its Subsidiaries or any other Person shall be entitled to the benefits hereof. In reliance on and pursuant to the foregoing authority the Collateral Agent may enter into intercreditor and subordination agreements and take other actions requested by Borrower in order to provide assurance to financing sources and their assignees and successors of the priority of any Liens in respect of Collateral, notwithstanding that such financing sources and their assignees and successors may have failed to maintain a perfected security interest thereon

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

None of the Lenders, if any, identified in this Agreement as a Syndication Agent or Co-Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Syndication Agent or Co-Documentation Agents, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

In its capacity, the Administrative Agent is a “representative” of the Holders of Secured Obligations within the meaning of the term “secured party” as defined in the UCC. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Holder of Secured Obligations (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Holders of Secured Obligations upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Holders of Secured Obligations any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of or for the benefit of the Administrative Agent, on behalf of the Holders of Secured Obligations. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) as described in Section 9.15(b), (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the Borrower to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Holders of Secured Obligations herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Borrower or any Subsidiary in respect of) all interests retained by the Borrower or any Loan Party, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

The Borrower, on its behalf and on behalf of its Subsidiaries, and each Lender, on its behalf and on the behalf of its affiliated Holders of Secured Obligations, hereby irrevocably constitute the Administrative Agent as the holder of an irrevocable power of attorney (fondé de pouvoir within the meaning of Article 2692 of the Civil Code of Québec) in order to hold hypothecs and security granted by the Borrower or any Subsidiary on property pursuant to the laws of the Province of Quebec to secure obligations of the Borrower or any Subsidiary under any bond, debenture or similar title of indebtedness issued by the Borrower or any Subsidiary in connection with this Agreement, and agree that the Administrative Agent may act as the bondholder and mandatary with respect to any bond, debenture or similar title of indebtedness that may be issued by the Borrower or any Subsidiary and pledged in favor of the Holders of Secured Obligations in connection with this Agreement. Notwithstanding the provisions of Section 32 of the An Act respecting the special powers of legal persons (Quebec), JPMorgan Chase Bank, N.A. as Administrative Agent may acquire and be the holder of any bond issued by the Borrower or any Subsidiary in connection with this Agreement (i.e., the fondé de pouvoir may acquire and hold the first bond issued under any deed of hypothec by the Borrower or any Subsidiary).

The Administrative Agent is hereby authorized to execute and deliver any documents necessary or appropriate to create and perfect the rights of pledge for the benefit of the Holders of Secured Obligations including a right of pledge with respect to the entitlements to profits, the balance left after winding up and the voting rights of the Borrower as ultimate parent of any Subsidiary of the Borrower which is organized under the laws of the Netherlands and the Equity Interests of which are pledged in connection herewith (a “Dutch Pledge”). Without prejudice to the provisions of this Agreement and the other Loan Documents, the parties hereto acknowledge and agree with the creation of parallel debt obligations of the Borrower or any relevant Subsidiary as will be described in any Dutch Pledge (the “Parallel Debt”), including that any payment received by the Administrative Agent in respect of the Parallel Debt will conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application be deemed a satisfaction of a pro rata portion of the corresponding amounts of the Secured Obligations, and any payment to the Holders of Secured Obligations in satisfaction of the Secured Obligations shall conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application be deemed as satisfaction of the corresponding amount of the Parallel Debt. The parties hereto acknowledge and agree that, for purposes of a Dutch Pledge, any resignation by the Administrative Agent is not effective until its rights under the Parallel Debt are assigned to the successor Administrative Agent.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to YRC Worldwide Inc., 10990 Roe Avenue, Overland Park, Kansas 66211, Attention of Treasurer (Telecopy No. 913-323-9824) and General Counsel (Telecopy No. 913-323-9824);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, National Association, Loan and Agency Services, 1111 Fannin, Floor 10, Houston, Texas 77002, Attention of Alice Telles (Telecopy No. 713-750-2938), with a copy to JPMorgan Chase Bank, National Association, 383 Madison Avenue, New York, New York 10179, Attention of Bruce Borden (Telecopy No. 212-622-4556);

(iii) if to any Issuing Bank, to it at its address (or telecopy number) set forth in its Issuing Bank Agreement; and

(iv) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall;

(i) increase any Commitment of any Lender without the written consent of such Lender,

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby,

(iii) postpone the date of any scheduled payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby (it being understood that waiver of a mandatory prepayment or mandatory reduction of the Commitments shall not constitute a postponement or waiver of a scheduled payment or date of expiration),

(iv) change Section 2.19(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby,

(v) change any of the provisions of this Section or the definitions of “Required Lenders” or “Required Revolving Lenders” or any other provision of any Loan Document to reduce the number or percentage of Lenders stated therein required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, or

(vi) release all or substantially all of the Subsidiary Guarantors from, or limit or condition, their obligations under the Subsidiary Guarantee Agreement (except as expressly permitted hereby) without the written consent of each Lender;

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be.

(c) If in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly and adversely affected thereby,” the consent of the Required Lenders (or Required Revolving Lenders, as applicable) is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement; provided that, concurrently with such replacement, (i) another bank or other entity, Lender, Affiliate of a Lender or an Approved Fund, which is reasonably satisfactory to the Borrower and the Administrative Agent (and the consent of the Administrative Agent shall be deemed to have been given for any Lender, Affiliate of any Lender and any Approved Fund), (the “Replacement Lender”) shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.16 and 2.18, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.17 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. It is understood and agreed that, immediately and automatically and without any further action by or consent of the Non-Consenting Lender, upon the Replacement Lender and the Borrower making the payments to the Non-Consenting Lender described above, such Assignment and Assumption shall be fully and finally effective.

(d) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of no more than two counsel, and one additional local counsel in each applicable jurisdiction, for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of no more than two counsel, and one additional local counsel in each applicable jurisdiction, for the Administrative Agent, the Issuing Bank(s) and the Lenders (and, solely in the event of a conflict of interest, one additional counsel to the Administrative Agent, the Issuing Bank(s) and the Lenders, taken as a whole), in connection with the enforcement or protection of its rights in connection with any Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall reimburse the Administrative Agent for all invoiced reasonable fees, charges, disbursements and out-of-pocket expenses of any financial advisor firm engaged by or on behalf of the Administrative Agent in the Administrative Agent’s sole discretion in connection with the this Agreement in the same manner as set forth in Section 9.03(a) and (f) of the this Agreement. The Borrower shall reimburse the Administrative Agent for all invoiced reasonable fees, charges, disbursements and out-of-pocket expenses of a custodian reasonably acceptable to the Administrative Agent in connection with this Agreement and the Loan Documents to perfect the Liens on (and monitor the ongoing status of and services related thereto) the rolling stock owned by the Borrower and the Subsidiary Guarantors (the “Vehicle Title Custodian”) in the same manner as set forth in Section 9.03(a) and (f) of this Agreement.

(c) The Borrower shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability arising out of the operations or properties of the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee (or any of its Related Parties) or to the extent that such losses, claims, damages, liabilities or related expenses result from any disputes solely among the Indemnitees and not involving the Borrower or any of its Subsidiaries.

(d) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any Issuing Bank under paragraph (a), (b) or (c) of this Section, each Lender severally agrees to pay to the Administrative Agent, and each Revolving Lender severally agrees to pay to such Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Bank in its capacity as such; and provided further that payment of any amount by any Lender pursuant to this clause (d) shall not relieve the Borrower of its obligation to pay such amount, and such Lender shall have a claim against the Borrower for such amount. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum (without duplication) of the aggregate US Tranche Total Exposures and unused US Tranche Revolving Commitments at the time.

(e) To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto (or its Related Parties), (i) subject to Section 9.12, for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) other than claims based on the gross negligence or willful misconduct of such Indemnitee, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the Loan Documents or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(f) All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof), provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent; and

(C) each Issuing Bank, unless a Term Loan is being assigned.

(i) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (in the case of Revolving Commitments) or $1,000,000 (in the case of a Term Loan) unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of its US Tranche Revolving Commitment or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 unless otherwise agreed by the Administrative Agent;

(D) the assignee, if it is not already a Lender under the Agreement, hereby represents and warrants for the benefit of the Borrower, the Administrative Agent and the Lenders that, as of the date of such assignment, it will comply with Section 2.18(f) with respect to withholding tax on payments by the Borrower. It being understood that an assignee shall not be required hereby to take any action excused by the third sentence of Section 2.18(f)(i); and

(E) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(ii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such

Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iii) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and principal amount of LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 9.04(b) shall be construed so that the Loans and the LC Disbursements are at all times maintained in “registered form” within the meaning of the Code.

(iv) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.19(d) or 9.03(d), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 (subject to the requirements and limitations therein, including the requirements under Section 2.18(f) (it being understood that the documentation required under Section 2.18(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.19 and 2.20 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.16 or 2.18, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any of the other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any of the other Loan Documents is outstanding and unpaid or any Letter of Credit is outstanding and so long as the US Tranche Revolving Commitments have not expired or terminated. The provisions of Sections 2.16, 2.17, 2.18 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any of the other Loan Documents or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Subsidiary Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Promptly upon the exercise of any set off rights by any Lender or its Affiliate, such Lender shall give notice thereof to the Administrative Agent and the Borrower; provided that failure of such Lender to provide such notice shall in no way be deemed a breach under any provision of this Agreement or any other Loan Document.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be binding (subject to appeal as provided by applicable law) and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) in connection with the Transactions, (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (with, to the extent permitted by applicable law, prompt notice thereof to the Borrower), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its Swap Obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THIS SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13. Conversion of Currencies.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 9.13 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.14. USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name and address of the Borrower or such other Loan Party and other information that will allow such Lender to identify the Borrower or such other Loan Party in accordance with the Act.

SECTION 9.15. Appointment for Perfection; Release of Collateral.

(a) Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Holders of Secured Obligations, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

(b) The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to or for the benefit of the Administrative Agent by the Borrower or any of its Subsidiaries on any Collateral (i) upon (A) the termination of the Commitments and payment in full of the Obligations (other than contingent indemnification obligations not yet due and payable), (B) the termination or expiration of any Swap Agreements evidencing any of the Swap Obligations or the substitution of credit in a manner reasonably satisfactory to any swap counterparty in respect thereof and (C) the expiration or termination of all Letters of Credit (or provision therefore in a manner reasonably satisfactory to the Issuing Banks), (ii) that is sold or to be sold as part of or in connection with any sale permitted under the Loan Documents or (iii) owned by a Domestic Loan Party upon release of such Domestic Loan Party from its obligations under its Subsidiary Guarantee in connection with any such release permitted under the Loan Documents. Any such release shall not in any manner discharge, affect, or impair the Secured Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

SECTION 9.16. Resignation of Certain Agents and Swingline Lenders. Immediately upon the effectiveness of the amendment and restatement of this Agreement on the Effective Date: (i) JPMorgan Chase Bank, National Association, Toronto Branch shall cease to be party hereto as any of the “Canadian Agent” or the “Canadian Tranche Swingline Lender” or a “Canadian Tranche Lender” or as a Lender in any respect hereunder, (ii) JPMorgan Chase Bank, National Association, London Branch shall cease to be party hereto as any of the “UK Tranche Swingline Lender” or a “UK Tranche Lender” or as a Lender in any respect hereunder and (iii) J.P. Morgan Europe Limited shall cease to be party hereto as the “UK Agent”.

SECTION 9.17. Waiver of Milestone Failure. The Borrower has requested that the Lenders waive the existence of a Milestone Failure arising under the Existing Credit Agreement as a result of the condition set forth in clause (2) of the definition of “Milestone Failure” in the Existing Credit Agreement not being satisfied on or before March 10, 2011 (the “Specified Milestone Failure), and effective as of the date of satisfaction or waiver of the conditions precedent set forth in Section 4.01, the Lenders hereby waive the Specified Milestone Failure and agree that such Specified Milestone Failure shall not provide any basis for a Milestone Default under the Existing Credit Agreement.

SECTION 9.18. Intercreditor Agreement. Notwithstanding anything herein to the contrary, any Liens and security interests granted to the Administrative Agent pursuant to any of the Loan Documents and the exercise of any right or remedy by Administrative Agent under any of the Loan Documents is subject to the provisions of the Intercreditor Agreement. If there is a conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement will control.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

YRC WORLDWIDE INC., as the Borrower

By:
Name:
Title:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent, as a US Tranche Lender and as US Tranche Swingline Lender

By:
Name:
Title:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, TORONTO BRANCH, as Canadian Agent, as a Canadian Tranche Lender and as Canadian Tranche Swingline Lender

By:
Name:
Title:

J.P. MORGAN EUROPE LIMITED, as UK Agent

By:
Name:
Title:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, LONDON BRANCH, as a UK Tranche Lender and as UK Tranche Swingline Lender

By:
Name:
Title:

Signature Page to Amended and Restated Credit Agreement

YRC Worldwide Inc.

EXHIBIT A

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	YRC Worldwide Inc.

4.	Administrative Agent:	JPMorgan Chase Bank, National Association, as the Administrative Agent under the Credit Agreement

5.	Credit Agreement:	The Amended and Restated Credit Agreement dated as of July 22, 2011 among YRC Worldwide Inc., the Lenders party thereto and JPMorgan Chase Bank, National Association, as Administrative Agent

6.	Assigned Interest:

[1]	Select as applicable.

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans[2]
[Describe Facility]	$	$	%
	$	$	%
	$	$	%

Effective Date:                  , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent [and as an Issuing Bank][3]

By:
Title:

[2]	Set forth, so at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[3]	To be added only if the consent of the Issuing Banks is required by the terms of the Credit Agreement.

2

[Consented to:][4]

[ ], as an Issuing Bank

By:
Title:

[Consented to:][5]

YRC WORLDWIDE INC.

By:
Title:

[4]	To be added only if the consent of the Issuing Banks is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

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ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement and all amendments thereto prior to the date hereof (and hereby accepts, agrees, ratifies and confirms the Credit Agreement and each such amendment), together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-US Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one

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instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

5

EXHIBIT B-1

[Intentionally Omitted]

EXHIBIT B-2

[Intentionally Omitted]

EXHIBIT C

FORM OF ISSUING BANK AGREEMENT

ISSUING BANK AGREEMENT

ISSUING BANK AGREEMENT dated as of [            ] 20    , among YRC WORLDWIDE INC. (the “Borrower”), [                    ], as issuing bank (in such capacity, the “Issuing Bank”) and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”) under the Amended and Restated Credit Agreement dated as of July 22, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto and the Administrative Agent. The parties hereto have entered into this Issuing Bank Agreement in connection with the Credit Agreement. Each of the capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

SECTION 1. Letter of Credit Commitment. The Issuing Bank hereby agrees to be an “Issuing Bank” under, and, subject to the terms and conditions hereof and of the Credit Agreement, to issue Letters of Credit under, the Credit Agreement; provided, however, that Letters of Credit issued by the Issuing Bank hereunder shall be subject to the limitations, if any, set forth on Schedule I hereto, in addition to the limitations set forth in the Credit Agreement.

SECTION 2. Issuance Procedure. In order to request the issuance of a Letter of Credit hereunder, the Borrower shall hand deliver, fax, telecopy or transmit via electronic means (in a form acceptable to the Issuing Bank) a notice (specifying the information required by Section 2.06(b) of the Credit Agreement) to the Issuing Bank at its address or telecopy number specified on Schedule I hereto (or such other address or telecopy number as the Issuing Bank may specify by notice to the Borrower), not later than the time of day (local time at such address) specified on Schedule I hereto prior to the proposed date of issuance of such Letter of Credit. A copy of such notice shall be sent, concurrently, by the Borrower to the Administrative Agent in the manner specified for borrowing requests under the Credit Agreement. Upon receipt of such notice, the Issuing Bank shall consult the Administrative Agent by facsimile or e-mail in order to determine (i) whether the conditions specified in the last sentence of Section 2.06(b) of the Credit Agreement will be satisfied in connection with the issuance of such Letter of Credit and (ii) whether the requested expiration date for such Letter of Credit complies with Section 2.06(c) of the Credit Agreement.

SECTION 3. Issuing Bank Fees, Interest and Payments. The fronting fee and the standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder (collectively, the “Issuing Bank Fees”) referred to in Section 2.13(b) of the Credit Agreement, which are payable to the Issuing Bank in respect of Letters of Credit issued hereunder, are specified on Schedule I hereto (and such fees shall be in addition to the Issuing Bank’s customary documentary and processing charges in connection with the issuance, amendment or transfer of any Letter of Credit issued hereunder). Each payment of Issuing Bank Fees payable hereunder shall be made not later than 2:00 p.m., Local Time, at the place of payment, on the date when due, in immediately available funds, to the account of the Issuing Bank specified on Schedule I hereto or to such other Lender specified on Schedule I hereto (or to such other account of the Issuing Bank as it may specify by notice to the Borrower).

SECTION 4. Credit Agreement Terms. Notwithstanding any provision hereof which may be construed to the contrary, it is expressly understood and agreed that (a) this Agreement is supplemental to the Credit Agreement and is intended to constitute an Issuing Bank Agreement, as defined therein (and, as such, constitutes an integral part of the Credit Agreement as though the terms of this Agreement were set forth in the Credit Agreement), (b) each Letter of Credit issued hereunder and each LC Disbursement made under any such Letter of Credit shall constitute a “Letter of Credit” and an “LC Disbursement”, respectively, for all purposes of the Credit Agreement, and (c) the Issuing Bank’s commitment to issue Letters of Credit hereunder, and each and every Letter of Credit requested or issued hereunder, shall in each case be subject to the terms and conditions and entitled to the benefits of the Credit Agreement.

SECTION 5. Assignment. The Issuing Bank may not assign its commitment to issue Letters of Credit hereunder without the consent of the Borrower, the Administrative Agent and prior notice to the Administrative Agent. In the event of an assignment by the Issuing Bank of all its other interests, rights and obligations under, and pursuant to the terms of, the Credit Agreement, then the Issuing Bank’s commitment to issue Letters of Credit hereunder in respect of the Credit Agreement shall terminate unless the Issuing Bank, the Borrower and the Administrative Agent otherwise agree.

SECTION 6. Notices. All communications and notices hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopier (a) if to the Borrower or the Administrative Agent, to it as provided in Section 9.01 of the Credit Agreement and (b) if to the Issuing Bank, to it as provided in Schedule I hereto.

SECTION 7. Binding Agreement; Assignments. This Agreement and the terms, covenants and conditions hereof shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower and the Issuing Bank shall not be permitted to assign this Agreement or any interest herein without the prior written consent of the other parties to this Agreement.

SECTION 8. Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with this Agreement shall be considered to have been relied upon by the Issuing Bank and shall survive the issuance by the Issuing Bank of the Letters of Credit and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any of the other Loan Documents is outstanding and unpaid and so long as the Commitments have not been terminated.

SECTION 10. Severability. Any provision of this Agreement or the Credit Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 11. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

SECTION 12. Interpretation. To the extent that the terms and conditions of this Agreement conflict with the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall control.

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

YRC WORLDWIDE INC.

By:
Name:
Title:

[ ], as Issuing Bank

By:
Name:
Title:

Accepted:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

Schedule I to Issuing Bank Agreement

Issuing Bank:	[ ]

Issuing Bank’s Address and Telecopy Number for Notice:	[ ] [ ] [ ] Fax: [ ]

Commitment to Issue Letters of Credit:	[ ]

Time of Day by Which Notices Must Be Received:	A notice requesting the issuance of a Letter of Credit must be received by the Issuing Bank by [ ] not less than [ ] Business Days prior to the proposed date of issuance.

Issuing Bank Fees:	A fronting fee equal to [ ]% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) with respect to Letters of Credit issued by the Issuing Bank, payable on the dates specified in Section 2.13(b) of the Credit Agreement.

Issuing Bank’s Account for Payment of Issuing Bank Fees:	[ ]

In addition, the following fees shall be payable under the terms of Section 2.13(b) of the Credit Agreement.

Opening Fee	$ [ ] (plus cost of cable)

Amendment Fee	$ [ ]

Drawing Fee	$ [ ]

Other fees specific to the Issuing Bank	$ [ ]

EXHIBIT D

[Intentionally Omitted]

EXHIBIT E

LIST OF CLOSING DOCUMENTS

EXHIBIT F-1

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of July 22, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among YRC Worldwide Inc. (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT F-2

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of July 22, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among YRC Worldwide Inc. (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT F-3

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of July 22, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among YRC Worldwide Inc. (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non- U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT F-4

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of July 22, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among YRC Worldwide Inc. (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT G

IBT MOU